EXECUTION COPY

Exhibit 10.1

CREDIT AGREEMENT

dated as of June 26, 2006,

among

CB RICHARD ELLIS SERVICES, INC.,

CB RICHARD ELLIS GROUP, INC.,

CERTAIN SUBSIDIARIES OF

CB RICHARD ELLIS SERVICES, INC.,

THE LENDERS NAMED HEREIN

and

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger and Sole Bookrunner

WELLS FARGO BANK, N.A.

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Syndication Agents

BANK OF AMERICA, N.A.

and

LASALLE BANK NATIONAL ASSOCIATION,

as Co-Documentation Agent

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Exhibits
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E-1	Form of Opinion of Assistant General Counsel of U.S. Borrower
Exhibit E-2	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit E-3	Form of Opinion of Foreign Counsel
Exhibit F-1	Form of Borrowing Subsidiary Agreement
Exhibit F-2	Form of Borrowing Subsidiary Termination

Schedules

Schedule 1.01(a)	Subsidiary Guarantors
Schedule 1.01(b)	Additional Cost
Schedule 1.01(c)	Immaterial Subsidiaries
Schedule 1.01(d)	Existing Letters of Credit
Schedule 2.01	Lenders
Schedule 3.08(a)	Subsidiaries
Schedule 3.09	Litigation; Compliance with Laws
Schedule 4.02(a)	Foreign Counsel
Schedule 6.01(a)	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.03(j)	Existing Investments
Schedule 6.05(c)	Certain Existing Restrictions

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CREDIT AGREEMENT dated as of June 26, 2006, among CB RICHARD ELLIS SERVICES, INC., a Delaware corporation (the “U.S. Borrower”), CB RICHARD ELLIS LIMITED, a limited company organized under the laws of England and Wales (with company no: 3536032) (the “U.K. Borrower”), CB RICHARD ELLIS LIMITED, a corporation organized under the laws of the province of New Brunswick (the “Canadian Borrower”), CB RICHARD ELLIS PTY LTD, a company organized under the laws of Australia and registered in New South Wales (the “Australian Borrower”), CB RICHARD ELLIS LIMITED, a company organized under the laws of New Zealand (the “New Zealand Borrower”), CB RICHARD ELLIS GROUP, INC., a Delaware corporation (“Holdings”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” shall mean a fee payable in Canadian Dollars by the Canadian Borrower to the Administrative Agent for the account of a Canadian Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at the rate per annum applicable on such date as set forth in the row labeled “Fixed Rate Spread” in the definition of the term “Applicable Percentage” on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.26).

“Additional Cost” shall mean, in relation to any Borrowing that is denominated in Pounds, for any Interest Period, the cost as calculated by the Administrative Agent in accordance with Schedule 1.01(b) imputed to each Multicurrency Revolving Credit Lender participating in such Borrowing of compliance with the mandatory liquid assets requirements of the Bank of England during that Interest Period, expressed as a percentage.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining

Consolidated Net Income for such period, the sum of (a) any non-recurring fees, expenses or charges in connection with the consummation of the Transactions and (b) any non-recurring fees, expenses or charges related to any Equity Issuance, investment permitted under Section 6.03, Permitted Acquisition or incurrence of Indebtedness, with the aggregate amount added back pursuant to this clause (b) not to exceed $15,000,000 in such period.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided, however, that, if such Eurocurrency Borrowing is denominated in Pounds, then the “Adjusted LIBO Rate” shall be the LIBO Rate in effect for such Interest Period plus Additional Cost.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Aggregate Domestic Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Domestic Revolving Credit Exposures.

“Aggregate Multicurrency Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Multicurrency Revolving Credit Exposures.

“Aggregate U.K. Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ UK Revolving Credit Exposures.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day (or, in the case of a Dollar Loan to the Canadian Borrower, the U.S. Base Rate) and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the U.S. Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the U.S. Base Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” shall mean (a) with respect to U.K. Revolving Loans and U.K. Letters of Credit, Pounds and Euro, and (b) with respect to Multicurrency Loans and Multicurrency Letters of Credit, Australian Dollars, Canadian Dollars, Japanese Yen and New Zealand Dollars.

“Alternative Currency Equivalent” shall mean, on any date of determination, with respect to any amount denominated in dollars in relation to any specified Alternative Currency,

the equivalent in such specified Alternative Currency of such amount in dollars, determined by the Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate then in effect.

“ANZ Sublimit” shall mean $35,000,000.

“Applicable Percentage” shall mean, for any day, subject to Section 2.07, (a) with respect to any Term Loan, the “Applicable Percentage” set forth in the Incremental Term Loan Assumption Agreement relating thereto, (b) with respect to the Facility Fees, (i) at any time when Investment Grade Ratings shall be in effect, 0.15%, and (ii) at any time when Investment Grade Ratings shall not be in effect, the applicable percentage set forth below under the caption “Facility Fee”, based upon the Leverage Ratio as of the relevant date of determination, (c) at any time when Investment Grade Ratings shall be in effect, (i) with respect to any Fixed Rate Revolving Loan, 0.35%, and (ii) with respect to any Daily Rate Revolving Loan, 0%, and (d) at any time when Investment Grade Ratings shall not be in effect, with respect to any Fixed Rate Revolving Loan or Daily Rate Revolving Loan, the applicable percentage set forth below under the caption “Fixed Rate Spread” or “Daily Rate Spread”, as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Fixed Rate Spread	Daily Rate Spread	Facility Fee
Category 1 Greater than 3.0 to 1.0	1.1125%	0.1125%	0.2625%
Category 2 Greater than 2.5 to 1.0 but less than or equal to 3.0 to 1.0	1.00%	0.000%	0.2500%
Category 3 Greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	0.8875%	0.000%	0.2375%
Category 4 Greater than 1.5 to 1.0 but less than 2.0 to 1.0	0.775%	0.000%	0.2250%
Category 5 Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	0.675%	0.000%	0.2000%
Category 6 Equal to or less than 1.0 to 1.0	0.575%	0.000%	0.1750%

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, (a) at any time during which the U.S. Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in the next highest category for purposes of determining the Applicable Percentage for Loans and Letters of Credit, and (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentages, in each case regardless of whether Investment Grade Ratings are then being maintained.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the U.S. Borrower or any of the Subsidiaries to any person other than the U.S. Borrower or any Subsidiary Guarantor of any assets of the U.S. Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries, (iii) the sale by Melody of assets purchased and/or funded (including pursuant to a Melody Repo Arrangement) pursuant to the Melody Mortgage Warehousing Facility or the Melody Loan Arbitrage Facility, (iv) the sale by Melody of servicing rights in respect of mortgage portfolios in the ordinary course of its business and consistent with past practice), (v) the sale of real estate assets by an Investment Subsidiary and (vi) sales by Melody Reo Subsidiaries of Melody Reo Assets pursuant to the Melody Reo Program; provided that any asset sale or series of related asset sales having a value (net of related assumed liabilities) not in excess of $5,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Australian Dollars” or “A$” shall mean the lawful currency of Australia.

“Available Acquisition Amount” shall mean, at any time after delivery of the financial statements of the U.S. Borrower for the period ended September 30, 2006, an amount equal to the sum of (a) 20% of cumulative Consolidated EBITDA for each full fiscal quarter of the U.S. Borrower commencing with the fiscal quarter beginning January 1, 2006 (taken as a single accounting period) and (b) the unused portion of the Available Investment Amount at such time.

“Available Cash” shall mean, on any date, the amount of cash and Permitted Investments held by the U.S. Borrower and the Domestic Subsidiaries on such date, less the amount thereof that is (a) reflected as “Cash Surrender Value for Insurance Policy for Deferred Compensation Plan” and “Prepaid Pension Costs” on the most recent balance sheet of the U.S. Borrower delivered pursuant to this Agreement or (b) subject to restrictions, directly or indirectly, on its use.

“Available Investment Amount” shall mean, at any time after delivery of the financial statements of the U.S. Borrower for the period ended September 30, 2006, an amount equal to the excess of (a) 20% of cumulative Adjusted Consolidated Net Income for each full fiscal quarter of the U.S. Borrower commencing with the fiscal quarter beginning January 1, 2006 (taken as a single accounting period) over (b) the aggregate amount utilized pursuant to clause (b) of the definition of “Available Acquisition Amount” prior to such time to finance Permitted Acquisitions.

“Available Restricted Payment Amount” shall mean, at any time after delivery of the financial statements of the U.S. Borrower for the period ended September 30, 2006, an amount equal to 50% of cumulative Adjusted Consolidated Net Income for each full fiscal quarter of the U.S. Borrower commencing with the fiscal quarter beginning January 1, 2006 (taken as a single accounting period).

“B/A Equivalent Loan” shall have the meaning assigned to such term in Section 2.26(h).

“B/A Loan” shall mean a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, all provisions of this Agreement that are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“Bank Bill Rate” shall mean, in relation to an Interest Period for any Loan denominated in Australian Dollars or New Zealand Dollars, the rate determined by the Administrative Agent (or, in the case of any N.Z. Swingline Loan, the N.Z. Swingline Lender) to be the average bid rate displayed at or about 10:30 a.m. (Local Time) on the first day of such Interest Period on the Reuters screen BBSY page (for Australian Dollars) or BKBM page (for New Zealand Dollars), for a term equivalent to such Interest Period. If (a) for any reason there is no rate displayed for a period equivalent to such Interest Period or (b) the basis on which such rate is displayed is changed and in the reasonable opinion of the Administrative Agent (or, in the case of any N.Z. Swingline Loan, the N.Z. Swingline Lender) such rate ceases to reflect the cost to a majority in interest of the Multicurrency Lenders of funding to the same, then the Bank Bill Rate shall be the rate determined by the Administrative Agent (or, in the case of any N.Z. Swingline Loan, the N.Z. Swingline Lender) to be the average of the buying rates quoted to the Administrative Agent (or, in the case of any N.Z. Swingline Loan, the N.Z. Swingline Lender) by three reference banks selected by it at or about that time on that date for bills of exchange that are accepted by an Australian bank or a New Zealand bank, as the case may be, and that have a term equivalent to the Interest Period. If there are no such buying rates the rate shall be the rate reasonably determined by the Administrative Agent (or, in the case of any N.Z. Swingline Loan, the N.Z. Swingline Lender) to be its cost of funds. Rates will be expressed as a yield percent per annum to maturity and rounded up or down, if necessary, to the nearest two decimal places. When used in reference to any Loan or Borrowing, the term “Bank Bill Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Bank Bill Rate.

“Bankers’ Acceptance” and “B/A” shall mean a non-interest bearing instrument denominated in Canadian dollars, drawn by the Canadian Borrower, and accepted by a Multicurrency Lender in accordance with this Agreement, and shall include a depository note within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Blum Funds” shall mean (i) Blum Strategic Partners, L.P. (as successor to RCBA Strategic Partners, L.P.) and its successors, (ii) Blum Capital Partners, L.P. and its successors and (iii) any investment fund which is an Affiliate of Blum Capital Partners, L.P. or its successors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall mean, collectively, the U.S. Borrower, the Australian Borrower, the Canadian Borrower, the Japanese Borrower, the New Zealand Borrower and the UK Borrower and any other wholly owned Subsidiary of the U.S. Borrower that becomes a party hereto as a Borrower pursuant to Section 9.18.

“Borrowing” shall mean (a) Loans of the same Class and Type and in the same currency made, converted or continued on the same date and, in the case of a Fixed Rate Loan, as to which a single Interest Period or Contract Period, as the case may be, is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” shall mean $5,000,000, £2,000,000, €2,000,000, A$1,000,000, NZ$1,000,000, C$1,000,000 or ¥100,000,000, as the case may be.

“Borrowing Multiple” shall mean $1,000,000, £500,000, €500,000, A$250,000, NZ$250,000, C$250,000 or ¥25,000,000, as the case may be.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (a) any day on which banks are not open for dealings in dollar deposits in the London interbank market (if such Eurocurrency Loan is denominated in dollars) and (b) any day that is not a TARGET Day (if such Eurocurrency Loan is denominated in Euro), and, when used in connection with any Calculation Date or determining any date on which any amount is to be paid or made available in an Alternative Currency other than Euro, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Alternative Currency.

“Calculation Date” shall mean (a) the date on which any Multicurrency Loan or U.K. Loan is made, (b) the date of issuance, extension or renewal of any Multicurrency Letter of Credit or U.K. Letter of Credit, (c) the date of conversion or continuation of any Multicurrency Borrowing or U.K. Borrowing pursuant to Section 2.10 or (d) such additional dates as the Administrative Agent shall specify.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Prime Rate” shall mean, on any day, the annual rate of interest equal to the greater of: (a) the annual rate of interest determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in Toronto, Ontario on such day for interest rates on Canadian Dollar-Denominated commercial loans made in Canada; and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day and (ii) 1%. When used in reference to any Loan or Borrowing, “Canadian Prime Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Sublimit” shall mean $5,000,000.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” shall mean, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Contract Period (or for a term of 30 days for purposes of determining the Canadian Prime Rate) appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate that would be applicable to Canadian Dollar bankers’ acceptances quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

“Change in Control” shall mean any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 as in effect on the Closing Date) other than the Permitted Investors becomes, directly or indirectly, the beneficial owner of Equity Interests in Holdings representing more than (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and (ii) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings beneficially owned, directly or indirectly, by the Permitted Investors; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election or nomination for election by the stockholders was approved by a majority of the directors then in office who were either directors at the beginning of such period or whose election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings; (c) Holdings shall cease to directly own 100% of the issued and outstanding Equity Interests of the U.S. Borrower or (d) the occurrence of a “Change of Control” under and as defined in the Senior Unsecured Note Documents.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Multicurrency Revolving Loans, U.K. Revolving Loans, Domestic Swingline Loans, N.Z. Swingline Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Domestic Revolving Credit Commitment, Multicurrency Revolving Credit Commitment, U.K. Revolving Credit Commitment, Domestic Swingline Commitment, N.Z. Swingline Commitment or Term Loan Commitment.

“Closing Date” shall mean June 26, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-investment Vehicle” shall mean an entity (other than a Subsidiary) formed for the purpose of investing principally in commercial real estate.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Agreement” shall mean the Guarantee and Pledge Agreement, substantially in the form of Exhibit D, among the U.S. Borrower, Holdings, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Domestic Revolving Credit Commitment, Multicurrency Revolving Credit Commitment, U.K. Revolving Credit Commitment, Domestic Swingline Commitment, N.Z. Swingline Commitment and Term Loan Commitment (if any).

“Common Stock” shall mean the Class A Common Stock of Holdings.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including deferred financing costs), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-recurring fees, expenses or charges in connection with the consummation of the Transactions, (v) any non-recurring fees, expenses or charges related to any Equity Issuance, investment permitted under Section 6.03, Permitted Acquisition or incurrence of Indebtedness, in an amount not exceeding $15,000,000 for all such non-recurring fees, expenses and charges in such period, and (vi) all other non-cash losses, expenses and charges of the U.S. Borrower and its consolidated Subsidiaries (excluding (x) the write-down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding non-cash interest expense and premiums paid in connection with any permitted prepayment, redemption or repurchase of Existing Debt) of the U.S. Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus

(ii) any interest accrued during such period in respect of Indebtedness of the U.S. Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (b) to the extent otherwise included in Consolidated Interest Expense, (i) deferred financing costs and (ii) interest expense associated with any Non-Recourse Indebtedness. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the U.S. Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the U.S. Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) except as set forth in Section 1.04, the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the U.S. Borrower or any Subsidiary or the date that such person’s assets are acquired by the U.S. Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the U.S. Borrower or a Subsidiary of which at least 80% of the Equity Interests is owned by the U.S. Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by the U.S. Borrower or a wholly owned Subsidiary from such person during such period, and (d) any gains or losses attributable to sales of assets out of the ordinary course of business; provided further, that Consolidated Net Income for any period shall be increased by cash received during such period by the U.S. Borrower or any of its consolidated Subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on leasing transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased.

“Contract Period” shall mean the term of a B/A Loan selected by the Canadian Borrower in accordance with Section 2.26, commencing on the date of such B/A Loan and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Revolving Credit Maturity Date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities (if any) provided for by this Agreement.

“Daily Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate, the Canadian Prime Rate or the Foreign Base Rate.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deferred Compensation Plan” shall mean the Deferred Compensation Plan for employees of the U.S. Borrower and the Subsidiaries and any successor plan thereto and the 401(k) Restoration Plan of Insignia and any successor plan thereto.

“Discount Proceeds” shall mean for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:

(a)	the face amount of the B/A (or, as applicable, any B/A Equivalent Loan); by

(b)	the quotient of one divided by the sum of one plus the product of:

(i)	the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent Loan), and

(ii)	a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” shall mean:

(a)	with respect to any Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and

(b)	with respect to any Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the percentage discount rate (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Administrative Agent as the percentage discount rate at which the Administrative Agent would, in accordance with its normal market practice, at or about 10:00 a.m. (Toronto time) on such date, be prepared to purchase bankers’ acceptances accepted by the Administrative Agent having a face amount and term comparable to the face amount and term of such B/A.

“Dollar Equivalent” shall mean, on any date of determination, with respect to any amount denominated in any currency other than dollars, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate with respect to such currency at the time in effect.

“Dollar Loan” shall mean a Loan denominated in dollars.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Domestic Letter of Credit.

“Domestic L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Domestic Letters of Credit at such time and (b) the aggregate principal amount of all Domestic L/C Disbursements that have not yet been reimbursed at such time. The Domestic L/C Exposure of any Domestic Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Domestic L/C Exposure at such time.

“Domestic Letter of Credit” shall mean any letter of credit issued (or deemed issued) pursuant to Section 2.23 and designated (or deemed designated) as such.

“Domestic Revolving Credit Borrowing” shall mean a Borrowing comprised of Domestic Revolving Loans.

“Domestic Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Domestic Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Domestic Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Domestic Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Domestic Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Domestic Revolving L/C Exposure, plus the aggregate amount at such time of such Lender’s Domestic Swingline Exposure.

“Domestic Revolving Credit Lender” shall mean a Lender with a Domestic Revolving Credit Commitment or outstanding Domestic Revolving Credit Exposure.

“Domestic Revolving Loans” shall mean the revolving loans made by the Domestic Revolving Credit Lenders to the U.S. Borrower pursuant to Section 2.01(a)(i).

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Swingline Commitment” shall mean the commitment of the Domestic Swingline Lender to make Domestic Swingline Loans to the U.S. Borrower pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Domestic Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Domestic Swingline Loans. The Domestic Swingline Exposure of any Domestic Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Domestic Swingline Exposure at such time.

“Domestic Swingline Lender” shall mean Credit Suisse, acting through any of its branches or affiliates, in its capacity as lender of Domestic Swingline Loans hereunder.

“Domestic Swingline Loan” shall mean any loan made by the Domestic Swingline Lender to the U.S. Borrower pursuant to Section 2.22.

“DUS Subsidiary” shall mean an entity formed by the U.S. Borrower solely for the purposes of participating in the Fannie Mae Delegated Underwriting and Servicing (DUS) Program or any similar program sponsored by Fannie Mae or Freddie Mac.

“Employee Performance Payments” shall mean payments to employees of Holdings, the U.S. Borrower or any Subsidiary pursuant to the “CBREI UK MAG scheme” or similar plans designed to pay employees amounts reflecting the creation of value or in recognition of other performance thresholds achieved by such employees; provided that the aggregate amount of such payments made after the Closing Date shall not exceed $20,000,000.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements in each case, relating to protection of the environment, natural resources, human health and safety (to the extent relating to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“Equity Issuance” shall mean any issuance or sale by Holdings, the U.S. Borrower or any of their respective subsidiaries of any Equity Interests or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such Equity Interests or such convertible or exchangeable obligations, as applicable, except in each case for (a) any issuance or sale to any Permitted Investor (other than any such person acting in the capacity of an underwriter or placement agent with regard to such Equity Issuance), Holdings, the U.S. Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of Holdings or stock fund units in the Deferred Compensation Plan to management, employees or consultants of Holdings, the U.S. Borrower or any Subsidiary under the Deferred Compensation Plan or any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) or the withdrawal or partial withdrawal of the U.S. Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the U.S. Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the U.S. Borrower or any of its ERISA Affiliates of any intent to withdraw from a Multiemployer Plan, or the receipt by any Multiemployer Plan from the U.S. Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the U.S. Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the U.S. Borrower or any such Subsidiary could otherwise be liable; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the U.S. Borrower or any Subsidiary; or (j) any Foreign Benefit Event.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union as adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Rate” shall mean, on any day, with respect to any currency other than dollars (for purposes of determining the Dollar Equivalent) or dollars (for purposes of determining the Alternative Currency Equivalent), the rate at which such currency may be exchanged into dollars or the applicable Alternative Currency, as the case may be, as set forth at approximately 11:00 a.m., Local Time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of dollars or the applicable Alternative Currency, as the case may be, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by (i) any Governmental Authority of the United States of America (or any political subdivision or taxing authority thereof or therein), or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax (or any political subdivision or taxing authority thereof or therein) other than a connection arising solely as a result of entering into any Loan Document; (b) any branch profits taxes imposed by any Governmental Authority of the United States of America (or any political subdivision or taxing authority thereof or therein) or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of April 23, 2004, as amended, among the U.S. Borrower, Holdings, the lenders party thereto and Credit Suisse, as administrative agent.

“Existing Debt” shall mean the Senior Unsecured Notes.

“Existing Letter of Credit” shall mean each letter of credit that is (a) issued by an Issuing Bank, (b) outstanding on the Closing Date and (c) listed in Schedule 1.01(d).

“Facility Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

“Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Discount Rate or the Bank Bill Rate.

“Foreign Base Rate” shall mean, with respect to any Alternative Currency (other than Canadian Dollars) in any jurisdiction, the rate of interest per annum determined by the Administrative Agent to be the rate of interest (in the absence of a Fixed Rate) charged by it to borrowers of similar quality as the applicable Borrower for short-term loans in such Alternative Currency in such jurisdiction. Notwithstanding anything to the contrary contained herein, Loans may be made or maintained as Foreign Base Rate Loans only to the extend specified in Section 2.02(f), 2.08 or 2.15.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $5,000,000 (or the equivalent thereof in another currency) by Holdings, the U.S. Borrower or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Holdings, the U.S. Borrower or any of its Subsidiaries, or the imposition on Holdings, the U.S. Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000 (or the equivalent thereof in another currency).

“Foreign Lender” shall mean, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings, the U.S. Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings, the U.S. Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary environmental indemnities and non-recourse carve-out guarantees requested by Lenders in financing transactions secured by real property.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other petroleum hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” shall mean (a) each Subsidiary that is formed for the purpose of allowing employees to participate in the economic returns of certain investments or investment programs and does not engage in any other business activities or have any outstanding Indebtedness and (b) each other Subsidiary that has consolidated total assets of less than $1,000,000.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $200,000,000 over (b) the sum of (i) the aggregate amount of all Revolving Credit Commitments established prior to such time pursuant to Section 2.24 and (ii) the aggregate amount of all Term Loan Commitments established prior to such time pursuant to Section 2.25.

“Incremental Revolving Credit Commitment Assumption Agreement” shall mean an Incremental Revolving Credit Commitment Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among one or more Borrowers, the Administrative Agent and one or more persons that are, or will become, Revolving Credit Lenders.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the U.S. Borrower, the Administrative Agent and one or more Term Lenders.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) with respect to clause (e), trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) only with respect to clauses (a) through (e), accrued obligations in respect of the Deferred Compensation Plan), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others (other than Guarantees by an Investment Subsidiary of any Indebtedness of any Co-investment Vehicle; provided that neither such Guarantee nor the related Indebtedness is recourse to Holdings, the U.S. Borrower or any other Subsidiary (other than an Investment Subsidiary)), (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include all Indebtedness of any partnership, or other entity in which such person is a general partner, or other equity holder with unlimited liability other than (x) Indebtedness which by its terms is expressly non-recourse to such person and (y) if such person is an Investment Subsidiary, the Indebtedness of a related Co-investment Vehicle. Notwithstanding the foregoing, in connection with the purchase of any business, Indebtedness shall not include post-closing payment adjustments to which the seller may become entitled so long as (i) such payment is to be determined by a final closing balance sheet or depends on the performance of such business after the closing of the purchase, (ii) at the time of closing, the amount of any such payment is not determinable and (iii) to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insignia” shall mean Insignia Financial Group, Inc., a Delaware corporation.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any Daily Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing or Bank Bill Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Subsidiary” shall mean (a) any Subsidiary engaged principally in the business of buying and holding real estate assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, and (b) any Subsidiary engaged principally in the business of investing in and/or managing Co-investment Vehicles.

“Investment Grade Ratings” shall mean Ratings of BBB- or better by S&P and Baa3 or better by Moody’s.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or (k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(d).

“Japanese Borrower” shall mean any wholly owned Subsidiary of the U.S. Borrower organized under the laws of Japan that is designated as an additional Borrower in accordance with Section 9.18.

“Japanese Sublimit” shall mean $10,000,000.

“Japanese Yen” or “¥” shall mean lawful currency of Japan.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the Domestic L/C Exposure, (b) the Multicurrency L/C Exposure and (c) the U.K. L/C Exposure.

“L/C Participation Fees” shall mean the fees provided for in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include each Swingline Lender.

“Letter of Credit” shall mean (a) any letter of credit issued pursuant to Section 2.23 and (b) any Existing Letter of Credit. A Letter of Credit shall be a “Domestic Letter of Credit” if issued or deemed issued under the Domestic Revolving Credit Commitments, a “Multicurrency Letter of Credit” if issued or deemed issued under the Multicurrency Revolving Credit Commitments or a “U.K. Letter of Credit” if issued or deemed issued under the U.K. Revolving Credit Commitments.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt less Available Cash on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to or, with respect to Eurocurrency Borrowings denominated in Pounds, at approximately 11:00 a.m. (London time) on the same day as, the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, Pounds, Euro or Japanese Yen, as applicable (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars, Pounds, Euro or Japanese Yen, as applicable, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to or, with respect to Eurocurrency Borrowings denominated in Pounds, at approximately 11:00 a.m. (London time) on the same day as, the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement and each Incremental Revolving Credit Commitment Assumption Agreement.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Revolving Loans, any Term Loans and the Swingline Loans.

“Local Time” shall mean, in relation to any Borrowing by (a) the U.S. Borrower, New York time, (b) the Canadian Borrower, Toronto time, (c) the U.K. Borrower, London time, (d) the Australian Borrower, Melbourne time, (e) the Japanese Borrower, Tokyo time, and (f) the New Zealand Borrower, Auckland time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a materially adverse effect on (a) the business, assets, operations or financial condition of the U.S. Borrower and the Subsidiaries, taken as a whole, (b) the ability of the U.S. Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the U.S. Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the U.S. Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the U.S. Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Third-Party Indebtedness” shall mean Indebtedness, or obligations in respect of one or more Hedging Agreements, of any Non-Guarantor Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Third-Party Indebtedness, the “principal amount” of the obligations of any Non-Guarantor Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate principal amount (giving effect to any netting agreements) that such Non-Guarantor Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Melody” shall mean CBRE Melody & Company, a Texas corporation.

“Melody Loan Arbitrage Facility” shall mean a credit facility provided to Melody by any depository bank in which Melody makes deposits, so long as (i) Melody applies all proceeds of loans made under such credit facility to purchase certain highly-rated debt instruments considered to be permitted short-term investments under such credit facility, and (ii) all such permitted short-term investments purchased by Melody with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“Melody Loan Securitization Funds” shall mean one or more special purpose investment funds formed by Melody solely for the purpose of originating, securitizing and selling investment tranches of commercial real estate loans.

“Melody Mortgage Warehousing Facility” shall mean a credit facility provided by any bank or other financial institution extended to Melody or any other Mortgage Banking Subsidiary in connection with any Mortgage Banking Activities, pursuant to which such lender makes loans to Melody or any other Mortgage Banking Subsidiary, the proceeds of which loans are applied by Melody (or any other Mortgage Banking Subsidiary) to fund commercial mortgage loans originated and owned by Melody (or any other Mortgage Banking Subsidiary) subject to a commitment (subject to customary exceptions) to purchase such mortgage loans by (a) the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental entity or its seller servicer or (b) any other commercial conduit lender, in each case so long as (i) loans made by such lender to Melody (or any other Mortgage Banking Subsidiary) thereunder are secured by a pledge of commercial mortgage loans made by Melody (or any Mortgage Banking Subsidiary) with the proceeds of such loans, and such lender has a perfected first priority security interest therein, to secure loans made under such credit facility and (ii) in the case of loans to be sold to a commercial conduit lender, the related Indebtedness of the Mortgage Banking Subsidiary does not exceed a term of 120 days or a loan to value of 80%.

“Melody Permitted Indebtedness” shall mean Indebtedness of Melody under the Melody Loan Arbitrage Facility, the Melody Mortgage Warehousing Facility, the Melody Working Capital Facility and the Melody Repo Arrangement, and Indebtedness of any Mortgage Banking Subsidiary under the Melody Mortgage Warehousing Facility that is, in all cases, non-recourse to the U.S. Borrower or any of the other Subsidiaries.

“Melody Reo Assets” shall mean real property acquired by a Melody Reo Subsidiary pursuant to the Melody Reo Program.

“Melody Reo Program” shall mean an arrangement between Melody and a quasi-federal governmental entity (the “Reo Counterparty”) pursuant to which a Melody Reo Subsidiary (a) obtains title to Melody Reo Assets but does not bear the benefit or burden of ownership thereof and (b) manages the operation and sale of such Melody Reo Assets in exchange for a fee; provided that the Reo Counterparty shall retain any ownership risk associated with the Melody Reo Assets.

“Melody Reo Subsidiaries” shall mean wholly owned Subsidiaries of Melody that are formed for the purpose of participating in the Melody Reo Program; provided that the assets and liabilities of the Melody Reo Subsidiaries that obtain or acquire the Melody Reo Assets are not consolidated on the financial statements of Melody.

“Melody Repo Arrangement” shall mean an arrangement whereby mortgage loans originated by Melody are funded by a third party lender or financial institution (a “Melody Repo Party”) pursuant to an agreement intended to be treated as a “true sale”, whereby the Melody Repo Party funds and purchases from Melody such mortgage loans upon origination and sells such loans to Melody prior to Melody’s sale of such loans to the Federal Home Loan Mortgage Corporation or another counterparty.

“Melody Working Capital Facility” shall mean a credit facility provided by a financial institution to Melody, so long as (i) the proceeds of loans thereunder are applied only to provide working capital to Melody, (ii) loans under such credit facility are unsecured, and (iii) the aggregate principal amount of loans outstanding under such credit facility at no time exceeds $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Banking Activities” shall mean the origination by a Mortgage Banking Subsidiary of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages to another person (other than the U.S. Borrower or any Subsidiary) within 120 days after the origination thereof (or thereafter, so long as the purchaser thereof is a quasi-federal governmental entity that shall have confirmed in writing its obligation to purchase such loans prior to such 120th day); provided, however, that in each case prior to origination of any mortgage loan, the U.S. Borrower or a Mortgage Banking Subsidiary, as the case may be, shall have entered into a legally binding and enforceable agreement with respect to such mortgage loan with a person that purchases such loans in the ordinary course of business.

“Mortgage Banking Subsidiary” shall mean Melody and its subsidiaries that are engaged in Mortgage Banking Activities.

“Multicurrency L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Multicurrency Letter of Credit.

“Multicurrency L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Multicurrency Letters of Credit at such time denominated in Dollars, plus the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Multicurrency Letters of Credit at such time denominated in Alternative Currencies and (b) the aggregate principal amount of all Multicurrency L/C Disbursements denominated in dollars that have not yet been reimbursed at such time, plus the Dollar Equivalent of the aggregate principal amount of all Multicurrency L/C Disbursements denominated in Alternative Currencies that have not been reimbursed at such time. The Multicurrency L/C Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Multicurrency L/C Exposure at such time.

“Multicurrency Letter of Credit” shall mean any letter of credit issued (or deemed issued) pursuant to Section 2.23 and designated (or deemed designated) as such.

“Multicurrency Revolving Credit Borrowing” shall mean a Borrowing comprised of Multicurrency Revolving Loans.

“Multicurrency Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Multicurrency Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Multicurrency Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Multicurrency Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Multicurrency Revolving Loans of such Lender denominated in dollars, plus the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Multicurrency Revolving Loans of such Lender denominated in Alternative Currencies, plus the aggregate amount at such time of such Lender’s Multicurrency L/C Exposure, plus the aggregate amount at such time of such Lender’s N.Z. Swingline Exposure.

“Multicurrency Revolving Credit Lender” shall mean a Lender with a Multicurrency Revolving Credit Commitment or outstanding Multicurrency Revolving Credit Exposure.

“Multicurrency Revolving Loans” shall mean the revolving loans made by the Multicurrency Revolving Credit Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Zealand Dollars” or “NZ$” shall mean lawful currency of New Zealand.

“Non-Guarantor Subsidiary” shall mean any subsidiary of Holdings that is not a Loan Party.

“Non-Recourse Indebtedness” shall mean Indebtedness of, or Guarantees by, an Investment Subsidiary; provided that (x) such Indebtedness is incurred solely in relation to the permitted investment activities of such Investment Subsidiary and (y) such Indebtedness is not Guaranteed by, or otherwise recourse to, Holdings, the U.S. Borrower or any Subsidiary other than an Investment Subsidiary.

“N.Z. Swingline Commitment” shall mean the commitment of the N.Z. Swingline Lender to make N.Z. Swingline Loans to the New Zealand Borrower pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“N.Z. Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding N.Z. Swingline Loans. The N.Z. Swingline Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate N.Z. Swingline Exposure at such time.

“N.Z. Swingline Lender” shall mean Citibank, N.A.,, acting through any of its branches or affiliates, in its capacity as lender of N.Z. Swingline Loans hereunder.

“N.Z. Swingline Loan” shall mean any loan made by the N.Z. Swingline Lender to the New Zealand Borrower pursuant to Section 2.22.

“Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.03(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P or P-2 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA by S&P, Aaa by Moody’s or AAA by Fitch Ratings and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsors and any other person who is an Affiliate of any of the foregoing, (b) DLJ Investment Partners II, Inc. and any of its Affiliates and (c) any member of senior management of the U.S. Borrower on the Closing Date.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds” or “£” shall mean lawful currency for the time being of the United Kingdom.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of any Permitted Acquisition or Significant Asset Sale, compliance with such covenant or test after giving effect to any such proposed Permitted Acquisition or Significant Asset Sale (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition or Significant Asset Sale, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933,

as amended, and as interpreted by the staff of the Securities and Exchange Commission using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the U.S. Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions or Significant Asset Sales that have been consummated during or after the end of the relevant period, and any Indebtedness or other liabilities incurred or repaid in connection with any such Permitted Acquisitions or Significant Asset Sale or otherwise after the end of the relevant period had been consummated or incurred or repaid, as the case may be, at the beginning of such period and assuming that any such Indebtedness so incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period).

“Pro Forma Compliance” shall mean, at any date of determination, that the U.S. Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.08 and 6.09 as of the last day of the most recent fiscal quarter-end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis).

“Pro Rata Percentage” of any Domestic Revolving Credit Lender, Multicurrency Revolving Credit Lender or U.K. Revolving Credit Lender at any time shall mean the percentage of the Total Domestic Revolving Credit Commitment, Total Multicurrency Revolving Credit Commitments or Total U.K. Revolving Credit Commitment, respectively, represented by such Lender’s Domestic Revolving Credit Commitment, Multicurrency Revolving Credit Commitment or U.K. Revolving Credit Commitment, respectively. In the event the Domestic Revolving Credit Commitments, Multicurrency Revolving Credit Commitments or U.K. Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Domestic Revolving Credit Commitments, Multicurrency Revolving Credit Commitments or U.K. Revolving Credit Commitments, as the case may be, most recently in effect.

“Ratings” shall mean the credit ratings assigned to the senior unsecured non-credit-enhanced long-term indebtedness of the U.S. Borrower by Moody’s and S&P.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any other person that (x) invests in bank loans and (y) is advised or managed by the same investment advisor as such Lender, by an Affiliate of such investment advisor or by such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment or within or upon any building or fixture.

“Repayment Date” shall mean each date on which the principal of any Term Loan is scheduled to be repaid, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments (if any) representing at least a majority of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments (if any) at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property other than common Equity Interests) with respect to any Equity Interests in Holdings, the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property other than common Equity Interests), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the U.S. Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the U.S. Borrower or any Subsidiary; provided, however, that neither Employee Performance Payments nor the payment to employees of Holdings, the U.S. Borrower or any Subsidiary of “co-investment return” or “carried interest” or any distribution of an equity interest in respect thereof, or any other incentive distributions from Investment Subsidiaries shall be deemed to be Restricted Payments.

“Revolving Credit Borrowing” shall mean a Domestic Revolving Credit Borrowing, a Multicurrency Revolving Credit Borrowing or a U.K. Revolving Credit Borrowing.

“Revolving Credit Commitment” shall mean a Domestic Revolving Credit Commitment, a Multicurrency Revolving Credit Commitment or a U.K. Revolving Credit Commitment.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of such Lender’s Domestic Revolving Credit Exposure, Multicurrency Revolving Credit Exposure and U.K. Revolving Credit Exposure.

“Revolving Credit Lender” shall mean a Domestic Revolving Credit Lender, a Multicurrency Revolving Credit Lender or a U.K. Revolving Credit Lender.

“Revolving Credit Maturity Date” shall mean June 24, 2011.

“Revolving Loans” shall mean the Domestic Revolving Loans, the Multicurrency Revolving Loans and the U.K. Revolving Loans.

“S&P” shall mean Standard & Poor’s Ratings Service or any successor thereto.

“Schedule I Bank” shall mean a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” shall mean a bank that is a bank listed on Schedule II or Schedule III under the Bank Act (Canada).

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Security Documents” shall mean the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.08.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes, the Senior Unsecured Note Indenture and all other material instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any right in respect thereof.

“Senior Unsecured Note Indenture” shall mean the indenture dated as of May 22, 2003, between the U.S. Borrower, Holdings and U.S. Bank National Association, as trustee, as in effect on the Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the U.S. Borrower’s 9.75% Senior Unsecured Notes Due May 15, 2010, issued pursuant to the Senior Unsecured Note Indenture and any notes issued by the U.S. Borrower in exchange for, and as contemplated by, the Senior Unsecured Notes with substantially identical terms as the Senior Unsecured Notes.

“Significant Asset Sale” shall mean the sale, transfer, lease or other disposition (whether in one transaction or a series of related transactions, but in each case only if the aggregate fair market value of the assets so sold exceeds 5% of Total Assets at the time of such sale, transfer, lease or other disposition) by Holdings, the U.S. Borrower or any Subsidiary to any person other than Holdings, the U.S. Borrower or any Subsidiary of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or business unit of a person.

“Significant Domestic Subsidiary” shall mean each Domestic Subsidiary (a) that has consolidated total assets of more than $5,000,000 and (b) of which securities or other ownership interests representing more than 80% of the equity or more than 80% of the ordinary voting power or more than 80% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, directly or indirectly, by the U.S. Borrower.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsors” shall mean Blum Strategic Partners, L.P. and Freeman Spogli & Co. Incorporated.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests (other than the general partnership interests owned controlled or held by the U.S. Borrower or any Subsidiary in any Co-investment Vehicle or in any person which is not Controlled by the U.S. Borrower or any Subsidiary) are, at the time any determination is being made, owned, Controlled or held.

“Subsidiary” shall mean any subsidiary of the U.S. Borrower; provided, however, that neither the DUS Subsidiary nor any of the Melody Loan Securitization Funds shall be deemed to be a Subsidiary for purposes of this Agreement or the other Loan Documents.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to a Collateral Agreement.

“Swingline Commitments” shall mean the Domestic Swingline Commitment and the N.Z. Swingline Commitment.

“Swingline Exposure” shall mean at any time the sum of (a) the Domestic Swingline Exposure and (b) the N.Z. Swingline Exposure.

“Swingline Lender” shall mean, as the context may require, the Domestic Swingline Lender and/or the N.Z. Swingline Lender.

“Swingline Loans” shall mean the Domestic Swingline Loans and the N.Z. Swingline Loans.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the U.S. Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the U.S. Borrower or any Subsidiary of any Equity Interest or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, employees or consultants of Holdings, the U.S. Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.25, to make Term Loans to the U.S. Borrower.

“Term Loan Maturity Date” shall mean the final maturity date of any Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Term Loans” shall mean any term loans made by the Lenders to the U.S. Borrower pursuant to paragraph (b) of Section 2.01.

“Total Assets” shall mean, at any date of determination, the total consolidated assets of the U.S. Borrower and its consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP, but excluding the consolidated assets of (a) any Subsidiary with Non-Recourse Indebtedness and (b) any Non-Guarantor Subsidiary with Material Third-Party Indebtedness.

“Total Debt” shall mean, at any time, the total Indebtedness of the U.S. Borrower and the Subsidiaries at such time, determined on a consolidated basis (excluding (a) Melody Permitted Indebtedness, (b) Non-Recourse Indebtedness, (c) the UK Acquisition Notes, to the extent the bank guarantee in respect thereof is cash collateralized as permitted hereunder, and (d) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Total Domestic Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Domestic Revolving Credit Commitments, as in effect at such time. The Total Domestic Revolving Credit Commitment in effect on the Closing Date is $500,000,000.

“Total Multicurrency Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments, as in effect at such time. The Total Multicurrency Revolving Credit Commitment in effect on the Closing Date is $50,000,000.

“Total U.K. Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the U.K. Revolving Credit Commitments, as in effect at such time. The Total U.K. Revolving Credit Commitment in effect on the Closing Date is $50,000,000.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date, including (a) the execution and delivery of this Agreement, (b) the initial borrowing of the Loans hereunder and the repayment of all amounts outstanding under, and the termination of, the Existing Credit Agreement, and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the Alternate Base Rate, the Bank Bill Rate, the Canadian Prime Rate, the U.S. Base Rate, the Foreign Base Rate and the Discount Rate applicable to Bankers’ Acceptances and B/A Equivalent Loans.

“UK Acquisition Notes” shall mean the floating rate guaranteed loan notes due April 30, 2010, issued by Insignia to the vendors of Richard Ellis Group Limited pursuant to an instrument dated March 26, 2001, each of which is fully guaranteed as to principal and interest by the Royal Bank of Scotland plc (such guarantee secured by restricted cash deposits by Insignia or its Subsidiaries with the Royal Bank of Scotland plc pursuant to Memoranda of Cash Deposits).

“U.K. L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a U.K. Letter of Credit.

“U.K. L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding U.K. Letters of Credit at such time denominated in dollars, plus the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding U.K. Letters of Credit at such time denominated in Alternative Currencies and (b) the aggregate principal amount of all U.K. L/C Disbursements denominated in dollars that have not yet been reimbursed at such time, plus the Dollar Equivalent of the aggregate principal amount of all U.K. L/C Disbursements denominated in Alternative Currencies that have not been reimbursed at such time. The U.K. L/C Exposure of any U.K. Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate U.K. L/C Exposure at such time.

“U.K. Letter of Credit” shall mean any letter of credit issued (or deemed issued) pursuant to Section 2.23 and designated (or deemed designated) as such.

“U.K. Revolving Credit Borrowing” shall mean a Borrowing comprised of U.K. Revolving Loans.

“U.K. Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make U.K. Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its U.K. Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“U.K. Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender denominated in dollars, plus the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender denominated in Alternative Currencies, plus the aggregate amount at such time of such Lender’s U.K. L/C Exposure.

“U.K. Revolving Credit Lender” shall mean a Lender with a U.K. Revolving Credit Commitment or outstanding U.K. Revolving Credit Exposure.

“U.K. Revolving Loans” shall mean the revolving loans made by the Lenders to the U.S. Borrower or the U.K. Borrower pursuant to Section 2.01(a)(iii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law on October 26, 2001)).

“U.S. Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the rate of interest per annum determined from time to time by the Administrative Agent as its base rate in effect at its principal office in Toronto, Ontario for determining interest rates on U.S. dollar-denominated commercial loans made in Canada and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the U.S. Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the U.S. Borrower and the Required Lenders.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Domestic Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Domestic Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Domestic Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Domestic Eurocurrency Revolving Borrowing”).

SECTION 1.04. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Significant Asset Sale occurs as permitted pursuant to the terms hereof, and with respect to any proposed incurrence of Term Loans, for purposes of determining compliance or Pro Forma Compliance with the covenants set forth in Sections 6.08 and 6.09, the Interest Coverage Ratio and the Leverage Ratio shall be calculated with respect to such period, and such Permitted Acquisition or Significant Asset Sale, or with respect to the most recently completed period of four consecutive fiscal quarters for purposes of determining whether Term Loans may be incurred, on a Pro Forma Basis.

SECTION 1.05. Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrowers and to any Lender that shall have requested a copy of such notice (it being understood that a Lender shall not have the right to independently request a determination of the Exchange Rate). The Exchange Rates so determined shall become effective on such Calculation Date and shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between dollars and Alternative Currencies.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Revolving Loans. On the terms and subject to the conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, each Lender agrees severally and not jointly to make (i) Domestic Revolving Loans to the U.S. Borrower, in dollars, at any time and from time to time on or after the Closing Date and prior the earlier of the Revolving Credit Maturity Date and the termination of the Domestic Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Domestic Revolving Credit Exposure exceeding such Lender’s Domestic Revolving Credit Commitment, (ii) Multicurrency Revolving Loans to the U.S. Borrower in dollars, the Canadian Borrower in dollars or Canadian Dollars, the Australian Borrower in Australian Dollars, or the Japanese Borrower in Japanese Yen, at any time and from time to time on or after the Closing Date and prior to the earlier of the Revolving Credit Maturity Date and the termination of the Multicurrency Revolving Credit Commitment of such Lender in accordance with the terms hereof, in a aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Credit Commitment, or (y) the Aggregate Multicurrency Revolving Credit Exposure attributable to Loans to, and Letters of Credit issued for the account of, (A) the Australian Borrower and the New Zealand Borrower exceeding the ANZ Sublimit, (B) the Canadian Borrower exceeding the Canadian Sublimit or (C) the Japanese Borrower exceeding the Japanese Sublimit, and (iii) U.K. Revolving Loans to the U.S. Borrower in dollars or the U.K. Borrower in Pounds or Euro, at any time and from time to time on or after the Closing Date and prior to the earlier of the Revolving Credit Maturity Date and the termination of the U.K. Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s U.K. Revolving Credit Exposure exceeding such Lender’s U.K. Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

(b) Incremental Term Loans. Each Lender having a Term Loan Commitment, severally and not jointly, hereby agrees, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement and in reliance on the representations and warranties set forth herein and in the other Loan Documents, to make Term Loans to the U.S. Borrower, in an aggregate principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (except with respect to any Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of Daily Rate Loans or Fixed Rate Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in (i) more than ten Fixed Rate Borrowings of Domestic Revolving Loans being outstanding hereunder at any time or (ii) more than five Fixed Rate Borrowings of any other Class being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods or Contract Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 4:00 p.m., Local Time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the applicable Borrower, designated by such Borrower in the applicable Borrowing Request, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender for the first three days, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds for the applicable currency and for each day thereafter, the higher of such rate and the applicable Daily Rate (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Revolving Credit Borrowing if the Interest Period or Contract Period, as the case may be, requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each applicable Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Domestic Revolving Credit Lender (in respect of a Domestic L/C Disbursement), Multicurrency Revolving Credit Lender (in the case of a Multicurrency L/C Disbursement) and U.K. Revolving Credit Lender (in respect of a U.K. L/C Disbursement) shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., Local Time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 10:00 a.m., Local Time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan (if denominated in dollars or Canadian Dollars) or a Fixed Rate Loan with a one-month Interest Period or Contract Period, as the case may be (if denominated in any other Alternative Currency), of such Lender and such payment shall be deemed to have reduced the applicable L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from such Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from a Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its applicable Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, a rate determined by the Issuing Bank to represent its cost of overnight or short-term funds for the applicable currency, and for each day thereafter, the higher of such rate and the Alternate Base Rate or the Foreign Base Rate, as the case may be.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the applicable Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., Local Time, three Business Days before a proposed Borrowing, and (b) in the case of a Daily Rate Borrowing, not later than 12:00 noon, Local Time, on the Business Day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) the currency and Class of such Borrowing and whether such Borrowing is to be a Fixed Rate Borrowing or a Daily Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Fixed Rate Borrowing, the Interest Period or Contract Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Daily Rate Borrowing if denominated in dollars or Canadian Dollars, and a Fixed Rate Borrowing with a one-month Interest Period or Contract Period otherwise. If no election as to the Class of any Borrowing by the U.S. Borrower is received, then, to the extent of the available Domestic Revolving Credit Commitments, such Borrowing shall be a Domestic Revolving Credit Borrowing. If no Interest Period or Contract Period with respect to any Fixed Rate Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Revolving Credit Maturity Date the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower. The U.S. Borrower hereby promises to pay to the Domestic Swingline Lender the then unpaid principal amount of each Domestic Swingline Loan on the Revolving Credit Maturity Date. The New Zealand Borrower hereby promises to pay to the N.Z. Swingline Lender the then unpaid principal amount of each N.Z. Swingline Loan on the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period or Contract Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, each applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and such Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The U.S. Borrower agrees to pay to each Domestic Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Domestic Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a facility fee equal to the Applicable Percentage per annum in effect from time to time on the daily amount (whether used or unused) of the Domestic Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing on the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Domestic Revolving Credit Commitment of such Lender shall expire or be terminated). The U.S. Borrower and the U.K. Borrower jointly and severally agree to pay to each U.K. Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the U.K. Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a facility fee equal to the Applicable Percentage per annum in effect from time to time on the daily amount (whether used or unused) of the U.K. Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing on the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the U.K. Revolving Credit Commitment of such Lender shall expire or be terminated). The U.S. Borrower, the Canadian Borrower, the Japanese Borrower, the Australian Borrower and the New Zealand Borrower jointly and severally agree to pay to each Multicurrency Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Multicurrency Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a facility fee (together with the facility fees provided for in the preceding two sentences, the “Facility Fees”) equal to the Applicable Percentage per annum in effect from time to time on the daily amount (whether used or unused) of the Multicurrency Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing on the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Multicurrency Revolving Credit Commitment of such Lender shall expire or be terminated). Notwithstanding the foregoing, if any Revolving Credit Exposure remains outstanding following any expiration or termination of the Revolving Credit Commitments as contemplated by the three preceding sentences, the Facility Fees shall continue to accrue on such Revolving Credit Exposure for so long as such Revolving Credit Exposure remains outstanding and shall be payable on demand. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on and including the Closing Date and shall cease to accrue on the date on which the applicable Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein and there is not any remaining Revolving Credit Exposure.

(b) The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees at the times and in the amounts agreed to by the U.S. Borrower and the Administrative Agent from time to time (the “Administrative Agent Fees”).

(c) Each Borrower agrees to pay to each Domestic Revolving Credit Lender (in the case of Domestic L/C Exposure), each U.K. Revolving Credit Lender (in the case of U.K. L/C Exposure) and each Multicurrency Revolving Credit Lender (in the case of Multicurrency L/C Exposure), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the applicable Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure in respect of such Borrower (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing on the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit of the applicable Class have been canceled or have expired and the applicable Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Fixed Rate Loans pursuant to Section 2.06.

(d) Each Borrower agrees to pay to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees as agreed by the Issuing Bank and such Borrower (the “Issuing Bank Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Domestic Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of a Eurocurrency Loan denominated in Pounds, 365 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Subject to the provisions of Section 2.07, the Loans comprising each Canadian Prime Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Percentage in effect from time to time.

(d) Subject to the provisions of Section 2.07, the Loans comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Canadian Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term “Acceptance Fee” in Section 1.01.

(e) Subject to the provisions of Section 2.07, the Loans comprising each Bank Bill Rate Borrowing, including each N.Z. Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be), at a rate per annum equal to the Bank Bill Rate plus the Applicable Percentage in effect from time to time.

(f) Subject to the provisions of Section 2.07, the Loans comprising each Foreign Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the sum of the Foreign Base Rate and the Applicable Percentage in effect from time to time.

(g) Interest on each Loan (other than pursuant to B/A Borrowings) shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Adjusted LIBO Rate, Discount Rate or Bank Bill Rate, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principal of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.07. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Daily Rate Revolving Loan in the applicable currency plus 2.00%.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that deposits in the applicable currency in the principal amounts of the Loans comprising such Borrowing are not generally available in the applicable interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the applicable Lenders of making or maintaining their Eurocurrency Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the applicable Borrowers and the applicable Lenders. In the event of any such determination, until the Administrative Agent shall have advised the applicable Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing in the affected currency pursuant to Section 2.03 or 2.10 shall be deemed to be a request for a Daily Rate Borrowing in such currency. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Revolving Credit Commitments and the Swingline Commitments shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice (or telephone notice promptly confirmed by a written notice) to the Administrative Agent, a Borrower may, without premium or penalty, at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments of any Class; provided, however, that (i) each partial reduction of the Revolving Credit Commitments of any Class shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, (ii) the Total Domestic Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Domestic Revolving Credit Exposure at the time, (iii) the Total U.K. Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate U.K. Revolving Credit Exposure at the time and (iv) the Total Multicurrency Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Multicurrency Revolving Credit Exposure at the time.

(c) Each reduction in the Revolving Credit Commitments of any Class hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The applicable Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., Local Time, two Business Days prior to conversion, to convert any Eurocurrency Borrowing denominated in dollars into an ABR Borrowing or to convert any B/A Borrowing into a Canadian Prime Rate Borrowing, (b) not later than 1:00 p.m., Local Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing denominated in dollars, to convert any Canadian Prime Rate Borrowing into a B/A Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, (c) not later than 1:00 p.m., Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing or a B/A Borrowing;

(vi) any portion of a Eurocurrency Borrowing or a B/A Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing or a B/A Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing or a Canadian Prime Rate borrowing, as the case may be;

(vii) no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date;

(viii) no B/A Borrowing may be converted or continued other than at the end of the Contract Period applicable thereto; and

(ix) upon notice to the applicable Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan or a B/A Loan and any outstanding Eurocurrency Borrowing or B/A Borrowing shall, at the end of the Interest Period or Contract Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as the case may be.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity, amount and Class of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, an ABR Borrowing, a B/A Borrowing or a Canadian Prime Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a

Eurocurrency Borrowing or a B/A Borrowing, the Interest Period or Contract Period with respect thereto. If no Interest Period or Contract Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing or a B/A Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If a Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period or Contract Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period or Contract Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable.

SECTION 2.11. Repayment of Term Borrowings. (a) The U.S. Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on each Repayment Date, a principal amount of the Term Loans equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement (as adjusted from time to time to give effect to prepayments as provided for in the applicable Incremental Term Loan Assumption Agreement), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than Bankers’ Acceptances or B/A Equivalent Loans, which may, however, be defeased as provided below), in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Fixed Rate Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the Business Day of prepayment in the case of Daily Rate Loans, to the Administrative Agent before 1:00 p.m., Local Time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; and provided further that the Canadian Borrower may defease any B/A or B/A Equivalent Loan by depositing with the Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Loan at such rate as the Administrative Agent shall specify upon receipt of such amount, is sufficient to pay such maturing B/A or B/A Equivalent Loan when due.

(b) Optional prepayments of Term Loans shall be applied as set forth in the applicable Incremental Term Loan Assumption Agreement.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments of a Class, the applicable Borrowers shall, on the date of such termination, repay or prepay all their respective outstanding Revolving Credit Borrowings (and Domestic Swingline Borrowings or N.Z. Swingline Borrowings (in the case of a termination of the Domestic Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments, respectively) of such Class, and replace all outstanding Letters of Credit of the applicable Class and/or deposit an amount equal to the L/C Exposure of the applicable Class in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. If as a result of any partial reduction of the Revolving Credit Commitments of a Class, the Aggregate Domestic Revolving Credit Exposure, Aggregate Multicurrency Revolving Credit Exposure or Aggregate U.K. Revolving Credit Exposure would exceed the Total Domestic Revolving Credit Commitment, Total Multicurrency Revolving Credit Commitment or Total U.K. Revolving Credit Commitment, respectively, after giving effect thereto, then the applicable Borrowers shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings (and/or Swingline Loans (in the case of the Domestic Revolving Credit Commitments or the Multicurrency Revolving Commitments)) and/or cash collateralize Letters of Credit of the applicable Class in an amount sufficient to eliminate such excess.

(b) If as a result of fluctuations in exchange rates, on any Calculation Date, (i) the Aggregate Multicurrency Revolving Credit Exposure would exceed 105% of the Total Multicurrency Revolving Credit Commitment, (ii) the Aggregate U.K. Revolving Credit Exposure would exceed 105% of the Total U.K. Revolving Credit Commitment, (iii) the portion of the Multicurrency Revolving Credit Exposure represented by Loans to or Letters of Credit issued for the account of the Canadian Borrower would exceed 105% of the Canadian Sublimit, (iv) the portion of the Multicurrency Revolving Credit Exposure represented by Loans to or Letters of Credit issued for the account of the Japanese Borrower would exceed 105% of the Japanese Sublimit or (v) the portion of the Multicurrency Revolving Credit Exposure represented by Loans to or Letters of Credit issued for the account of the Australian Borrower and the New Zealand Borrower would exceed 105% of the ANZ Sublimit, then, in each case, the applicable Borrowers shall, within three Business Days of such Calculation Date, prepay Revolving Loans (or N.Z. Swingline Loans, in the case of the Multicurrency Revolving Credit Commitments) and/or cash collateralize Letters of Credit such that the applicable exposure does not exceed the applicable commitment or sublimit set forth above without giving effect to the words “105% of”.

(c) The U.S. Borrower shall prepay the Term Loans at the times, and in the circumstances, set forth in the applicable Incremental Term Loan Assumption Agreement.

SECTION 2.14. Reserve Requirements; Change in Circumstances. Except with respect to Taxes, which shall be governed exclusively by Section 2.20:

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate, the Discount Rate or the Bank Bill Rate), or shall impose on such Lender or the Issuing Bank or any applicable interbank market any other condition affecting this Agreement or Fixed Rate Loans made by such

Lender or any Letter of Credit or participation therein (other than any change to the basis or rate of taxation applicable to any Lender), and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Fixed Rate Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts (without duplication of amounts paid by the Borrowers pursuant to Section 2.20) as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the applicable Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, and setting forth in reasonable detail the basis on which such amount or amounts were calculated shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the applicable Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Daily Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Daily Rate Loan (or a request to continue a Daily Rate Loan as such or to convert a Eurocurrency Loan into a Daily Rate Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to Daily Rate Loans, in which event all such Eurocurrency Loans shall be automatically converted to Daily Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the Daily Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice to the applicable Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the applicable Borrower.

SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Fixed Rate Loan prior to the end of the Interest Period or Contract Period in effect therefor, (ii) the conversion of any Fixed Rate Loan to a Daily Rate Loan, or the conversion of the Interest Period or Contract Period with respect to any Fixed Rate Loan, in each case other than on the last day of the Interest Period or Contract Period in effect therefor, or (iii) any Fixed Rate Loan to be made by such Lender (including any Fixed Rate Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrowers hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurocurrency Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Fixed Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16, and setting forth in reasonable detail the basis on which such amount or amounts were calculated, shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Domestic Revolving Credit Commitments (in the case of a Domestic Swingline Loan) or Multicurrency Revolving Credit Commitments (in the case of a N.Z. Swingline Loan) of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to a Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., Local Time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the applicable Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010 or such other address as the Administrative Agent may from time to time designate. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, as the case may be, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) in the applicable currency.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) If a Borrower determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Lender (or participant), or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such Tax at such Borrower’s expense if requested by such Borrower. If a Lender (or participant) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or participant) or the Administrative Agent (together with any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender (or participant) or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Lender (or participant) or the Administrative Agent in the event such Lender (or participant) or the Administrative Agent is required to repay such refund to such Governmental Authority.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or pursuant to any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate and shall deliver to such Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to such Borrower. Each Lender that shall become a participant or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.20(f) provided that in the case of a participant such participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to a proposed amendment, waiver, consent or other modification of this Agreement or any other Loan Document which has been approved by the Required Lenders and which additionally requires the consent of such Lender for approval pursuant to Section 9.08(b), the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the U.S. Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Domestic Swingline Lender (in the case of a Domestic Revolving Credit Commitment) and the N.Z. Swingline Lender (in the case of a Multicurrency Revolving Credit Commitment)), which consent shall not unreasonably be withheld, and (z) the applicable Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16), in each case with respect to the Loans or Commitments subject to such assignment; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by a Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) the Domestic Swingline Lender agrees to make Domestic Swingline Loans to the U.S. Borrower, in dollars, at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Domestic Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of all Domestic Swingline Loans exceeding $20,000,000 in the aggregate or (y) the Aggregate Domestic Revolving Credit Exposure, after giving effect to any Domestic Swingline Loan, exceeding the Total Domestic Revolving Credit Commitment, and (ii) the N.Z. Swingline Lender agrees to make N.Z. Swingline Loans to the New Zealand Borrower, in New Zealand Dollars, at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Multicurrency Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) the Aggregate Multicurrency Exposure attributable to Loans to, and Letters of Credit issued for the account of, the Australian Borrower and the New Zealand Borrower exceeding the ANZ Sublimit or (y) the Aggregate Multicurrency Revolving Credit Exposure, after giving effect to any N.Z. Swingline Loan, exceeding the Total Multicurrency Revolving Credit Commitment. Each Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the U.S. Borrower and the New Zealand Borrower may borrow, pay or prepay and reborrow Domestic Swingline Loans and N.Z. Swingline Loans, respectively, hereunder, subject to the terms, conditions and limitations set forth herein.

(b) Swingline Loans. The U.S. Borrower shall notify the Domestic Swingline Lender by fax, or by telephone (confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Domestic Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and the amount of such Domestic Swingline Loan. The Domestic Swingline Lender shall make each Domestic Swingline Loan available to the U.S. Borrower by means of a credit to an account in the name of the U.S. Borrower as designated by the U.S. Borrower in such notice by 3:00 p.m., New York City time, on the date such Domestic Swingline Loan is so requested. The New Zealand Borrower shall notify the N.Z. Swingline Lender and the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 12:00 noon, Auckland time, three Business Days prior to the day of a proposed N.Z. Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and the amount of such N.Z. Swingline Loan. The N.Z. Swingline Lender shall make each N.Z. Swingline Loan available to the New Zealand Borrower by means of a credit to an account in the name of the New Zealand Borrower as designated by the New Zealand Borrower in such notice. Notwithstanding anything to the contrary set forth in Section 9.08(b), the borrowing mechanics in respect of the N.Z. Swingline Loans may be modified from time to time by the agreement of the Administrative Agent, the U.S. Borrower and the N.Z. Swingline Lender.

(c) Prepayment. The U.S. Borrower shall have the right at any time and from time to time to prepay any Domestic Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Domestic Swingline Lender and to the Administrative Agent before 2:00 p.m., New York City time, on the date of prepayment at the Domestic Swingline Lender’s address for notices specified on Schedule 2.01. The New Zealand Borrower shall have the right at any time and from time to time to prepay any N.Z. Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the N.Z. Swingline Lender and to the Administrative Agent before 12:00 noon, Auckland time, three Business Days prior to the date of prepayment at the N.Z. Swingline Lender’s address for notices specified on Schedule 2.01. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment and, in the case of N.Z. Swingline Loans, shall be subject to Section 2.16.

(d) Interest. Each Domestic Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a) as if it were an ABR Revolving Loan. Each N.Z. Swingline Loan shall be a Bank Bill Rate Loan (except to the extent required to be a Foreign Base Rate Loan as provided for herein) and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(e).

(e) Participations. The Domestic Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Domestic Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the outstanding Domestic Swingline Loans. If an Event of Default shall have occurred and be continuing, the N.Z. Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Auckland time, on any Business Day require the Multicurrency Revolving Credit Lenders to acquire participations on the next Business Day in all or a portion of the outstanding N.Z. Swingline Loans. Each notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Domestic Revolving Credit Lender or Multicurrency Revolving Credit Lender, as the case may be, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Domestic Revolving Credit Lender and Multicurrency Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Domestic Swingline Lender or N.Z. Swingline Lender, respectively, such Lender’s Pro Rata Percentage of such Swingline Loans. Each Domestic Revolving Credit Lender and Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Domestic Revolving Credit Lender and Multicurrency Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the

U.S. Borrower and the New Zealand Borrower, as the case may be, of any participations in any Swingline Loan of such Borrower acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to a Swingline Lender. Any amounts received by a Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan of such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower (or other party liable for obligations of any Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a) General. Any Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries (in which case such Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitments to any Borrower remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), a Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is to be a Domestic Letter of Credit, a Multicurrency Letter of Credit or a U.K. Letter of Credit and such other information as shall be necessary to prepare such Letter of Credit. All Existing Letters of Credit shall be deemed to be Domestic Letters of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $100,000,000, (ii) the Aggregate Domestic Revolving Credit Exposure shall not exceed the Total Domestic Revolving Credit Commitment, (iii) the Aggregate Multicurrency Revolving Credit Exposure shall not exceed the Total Multicurrency Revolving Credit Commitment, and the Aggregate Multicurrency Revolving Credit Exposure attributable to Loans to, and Letters of Credit issued for the account of, (x) the Australian Borrower and the New Zealand Borrower shall not exceed the ANZ Sublimit, (y) the Canadian Borrower shall not exceed the Canadian Sublimit and (z) the Japanese Borrower shall not exceed the Japanese Sublimit, and (iv) the Aggregate U.K. Revolving Credit Exposure shall not exceed the Total U.K. Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date that is one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of a Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Domestic Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Domestic Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, upon the Closing Date). By the issuance of a Multicurrency Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Multicurrency Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. By the issuance of a U.K. Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each U.K. Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Domestic Revolving Credit Lender, each Multicurrency Revolving Credit Lender and each U.K. Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each Domestic L/C Disbursement, Multicurrency L/C Disbursement or U.K. L/C Disbursement, respectively, made by the Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Issuing Bank an amount equal to such L/C Disbursement on or prior to the Business Day following the day on which such Borrower shall have received notice from the Issuing Bank that payment of such draft will be made; provided that to satisfy its reimbursement obligation under this paragraph (e), a Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.22 an ABR Revolving Loan or a Domestic Swingline Loan (in the case of a Domestic Letter of Credit), a Canadian Prime Rate Loan (in the case of a Multicurrency Letter of Credit denominated in Canadian Dollars), a N.Z. Swingline Loan (in the case of a Multicurrency Letter of Credit denominated in New Zealand Dollars) or a Fixed Rate Loan (in the case of a U.K. Letter of Credit or a Multicurrency Letter of Credit denominated in a currency other than Canadian Dollars or New Zealand Dollars) to be made by the applicable Revolving Credit Lenders or the applicable Swingline Lender, as the case may be, in the aggregate amount of any such L/C Disbursement.

(f) Obligations Absolute. Each Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank or the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each applicable Revolving Credit Lender notice thereof.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were a Daily Rate Revolving Loan.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the U.S. Borrower, and may be removed at any time by the U.S. Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(d). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the U.S. Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day they receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving

Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which the Issuing Bank has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure, and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The U.S. Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require. Each Lender acting as an Issuing Bank hereunder shall promptly provide to the Administrative Agent such information with respect to the Letters of Credit issued by such Lender as the Administrative Agent may reasonably request to allow the Administrative Agent to calculate the L/C Exposure of any Class, the L/C Participation Fees and the other Obligations with respect to outstanding Letters of Credit.

SECTION 2.24. Increase in Revolving Credit Commitments. (a) The U.S. Borrower may, by written notice to the Administrative Agent from time to time, request that the Revolving Credit Commitments of one or more Classes be increased by an aggregate amount not to exceed the Incremental Amount at such time. Upon the approval of such request by the Administrative Agent (which approval shall not be unreasonably withheld), the Administrative Agent shall deliver a copy thereof to each Revolving Credit Lender. Such notice shall set forth the amount of the requested increase in the total Revolving Credit Commitments, and the allocation thereof among the Classes (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Revolving Credit Maturity Date), and shall offer each Revolving Credit Lender with a Commitment of the affected Class the opportunity to increase its Revolving Credit Commitment of such Class by its Pro Rata Percentage of the proposed increased amount. Each Revolving Credit Lender shall, by notice to the U.S. Borrower and the Administrative Agent given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Revolving Credit Commitment of such Class by all or a portion of the offered amount (each Revolving Credit Lender so agreeing being an “Increasing Revolving Lender”) or decline to increase its Revolving Credit Commitment (and any Revolving Credit Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Credit Commitment) (each Revolving Credit Lender so declining or being deemed to have declined being a “Non-Increasing Revolving Lender”). In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Revolving Credit Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Credit Commitments by an aggregate amount less than the increase in the total Revolving Credit Commitment of such Class requested by the U.S. Borrower, the U.S. Borrower may arrange for one or more banks or other entities (any such bank or other entity referred to in this clause (a) being called an “Augmenting Revolving Lender”), which may include any Lender, to extend Revolving Credit Commitments or increase their existing Revolving Credit Commitments of such Class in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Revolving Lender, if not already a Revolving Credit Lender hereunder, shall be subject to the approval of the Administrative Agent, the applicable Swingline Lender (in the case of a Domestic Revolving Credit Commitment or a Multicurrency Revolving Credit Commitment) and the Issuing Bank (which approvals shall not be unreasonably withheld) and the Borrowers and each Augmenting Revolving Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Credit Commitment and/or its status as a Revolving Credit Lender hereunder. Any increase in the total Revolving Credit Commitment of a Class may be made in an amount which is less than the increase requested by the U.S. Borrower if the U.S. Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Revolving Lenders.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the total Revolving Credit Commitments of a Class pursuant to Section 2.24(a), the outstanding Revolving Loans (if any) of such Class are held by the Revolving Credit Lenders of such Class in accordance with their new Pro Rata Percentages. This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (ii) by causing Non-Increasing Revolving Lenders to assign portions of their outstanding Revolving Loans to Increasing Revolving Lenders and Augmenting Revolving Lenders, or (iii) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.16, but otherwise without premium or penalty.

(c) Notwithstanding the foregoing, no increase in the total Revolving Credit Commitments of a Class shall become effective under this Section 2.24 unless, (i) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the U.S. Borrower, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Revolving Credit Lenders) legal opinions, board resolutions and an officer’s certificate consistent with those delivered on the Closing Date under clauses (a)(i), (a)(ii), (a)(iii), (c)(ii)(B) and (d) of Section 4.02.

SECTION 2.25. Incremental Term Loan Commitments. (a) The U.S. Borrower may, by written notice to the Administrative Agent from time to time, request Term Loan Commitments in an amount not to exceed the Incremental Amount from one or more Term Lenders, which may include any existing Lender; provided that each Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Term Loan

Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) the terms on which such Term Loan Commitments are requested to be made.

(b) The U.S. Borrower and each Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Term Loan Commitment of such Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Term Loans to be made thereunder; provided that (i) without the prior written consent of the Required Lenders, the final maturity date of any Term Loans shall be no earlier than six months after the Revolving Credit Maturity Date and (ii) the other terms of any Term Loans, to the extent not consistent with this Agreement, shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Term Loan Commitment evidenced thereby.

(c) Notwithstanding the foregoing, no Term Loan Commitment shall become effective under this Section 2.25 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the U.S. Borrower, (ii) at the time of, and after giving effect to, the incurrence of the Term Loans to be made under such Term Loan Commitment, the U.S. Borrower would be in Pro Forma Compliance, and (iii) the Administrative Agent shall have received (with sufficient copies for each of the Term Lenders) legal opinions, board resolutions and an officer’s certificate consistent with those delivered on the Closing Date under clauses (a)(i), (a)(ii), (c)(ii)(B) and (d) of Section 4.02.

SECTION 2.26. Bankers’ Acceptances. (a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Multicurrency Revolving Credit Borrowing denominated in Canadian Dollars by presenting drafts for acceptance and purchase as B/As by the Multicurrency Revolving Credit Lenders.

(b) No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as a Multicurrency Revolving Loan shall extend beyond the Revolving Credit Maturity Date. All B/As and B/A Loans shall be denominated in Canadian Dollars.

(c) To facilitate availment of B/A Loans, the Canadian Borrower hereby appoints each Multicurrency Revolving Credit Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Loan pursuant to Section 2.03 or 2.10), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Multicurrency Revolving Credit Lender, blank forms of B/As in the form requested by such Multicurrency Revolving Credit Lender. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed by a Multicurrency Revolving Credit Lender on behalf of the Canadian Borrower shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Multicurrency Revolving Credit Lender is hereby authorized (in accordance with a Borrowing

Request relating to a B/A Loan) to issue such B/As endorsed in blank in such face amounts as may be determined by such Multicurrency Revolving Credit Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Multicurrency Revolving Credit Lender. No Multicurrency Revolving Credit Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or wilful misconduct of such Multicurrency Revolving Credit Lender or its officers, employees, agents or representatives. Each Multicurrency Revolving Credit Lender shall maintain a record, which shall be made available to the Canadian Borrower upon its request, with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) canceled at their respective maturities. On request by or on behalf of the Canadian Borrower, a Multicurrency Revolving Credit Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Multicurrency Revolving Credit Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable notice. Alternatively, the Canadian Borrower agrees that, at the request of the Administrative Agent, the Canadian Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.26. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Multicurrency Revolving Credit Lender or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(e) Promptly following the receipt of a Borrowing Request specifying a Multicurrency Revolving Credit Borrowing by way of B/A, the Administrative Agent shall so advise the Multicurrency Revolving Credit Lenders and shall advise each Multicurrency Revolving Credit Lender of the aggregate face amount of the B/A to be accepted by it and the applicable Contract Period (which shall be identical for all Multicurrency Revolving Credit Lenders). In the case of Multicurrency Revolving Loans comprised of B/A Loans, the aggregate face amount of the B/A to be accepted by a Multicurrency Revolving Credit Lender shall be in a minimum aggregate amount of C$100,000 and shall be a whole multiple of C$100,000, and such face amount shall be in the Multicurrency Revolving Credit Lenders’ pro rata portions of such Multicurrency Revolving Credit Borrowing, provided that the Administrative Agent may in its sole discretion increase or reduce any Multicurrency Revolving Credit Lender’s portion of such B/A Loan to the nearest C$100,000 without reducing the aggregate Multicurrency Revolving Credit Commitments.

(f) The Canadian Borrower may specify in a Borrowing Request pursuant to Section 2.03 or 2.10 that it desires that any B/A requested by such Borrowing Request be purchased by the Multicurrency Revolving Credit Lenders, in which case the Multicurrency Revolving Credit Lenders shall, upon acceptance of a B/A by a Multicurrency Revolving Credit Lender, purchase each B/A from the Canadian Borrower at the Discount Rate for such Multicurrency Revolving Credit Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Multicurrency Revolving Credit Lender under Section 2.06(d) in respect of each B/A accepted by such Multicurrency Revolving Credit

Lender shall be set off against and deducted from the Discount Proceeds payable by such Multicurrency Revolving Credit Lender under this Section 2.26.

(g) Each Multicurrency Revolving Credit Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Multicurrency Revolving Credit Lender is not a chartered bank under the Bank Act (Canada) or if a Multicurrency Revolving Credit Lender notifies the Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Multicurrency Revolving Credit Lender will, instead of accepting and purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft that such Multicurrency Revolving Credit Lender would otherwise have been required to accept and purchase hereunder. Each such Multicurrency Revolving Credit Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Multicurrency Revolving Credit Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Multicurrency Revolving Credit Lenders and the Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the deduction based on the Discount Rate and the applicable Acceptance Fee of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Multicurrency Revolving Credit Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Multicurrency Revolving Credit Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Multicurrency Revolving Credit Lender, as holder, claims payment from or sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Multicurrency Revolving Credit Lender that has accepted and purchased a B/A or advanced a B/A Equivalent Loan the full face amount of such B/A or B/A Equivalent Loan, as the case may be, and, after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Multicurrency Revolving Credit Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) Except as required by any Multicurrency Revolving Credit Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in Section 2.12(a).

ARTICLE III

Representations and Warranties

Each of Holdings and each Borrower, with respect to itself and the Subsidiaries, represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, each Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Loan Parties of the Loan Documents to which each is or will be a party and the consummation by the Loan Parties of the Transactions (including the borrowings by the Borrowers hereunder) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation in any material respect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, any Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, any Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound in any material respect, (ii) or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, any Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect, and except where the failure to obtain such consent or approval to make such registration or filing or other action, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholder’s equity and cash flows as of and for the fiscal year ended December 31, 2005, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the U.S. Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had a material adverse effect on the business, assets, operations or financial condition, of Holdings, the U.S. Borrower and the Subsidiaries, taken as a whole, since December 31, 2005.

SECTION 3.07. Title to Properties. Each of Holdings, each Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets necessary for the conduct of its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of Holdings, the percentage ownership interest of Holdings, the U.S. Borrower or other Subsidiaries therein and, if applicable, whether such Subsidiary is an Immaterial Subsidiary or an Investment Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the U.S. Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or any Borrower, threatened against or affecting Holdings or any Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of Holdings, the U.S. Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. None of Holdings, the U.S. Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the U.S. Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Holdings, the U.S. Borrower or any Subsidiary (other than any Investment Subsidiary) is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrowers will (a) use the proceeds of the Revolving Loans and Swingline Loans and will request the issuance of Letters of Credit only for working capital and other general corporate purposes and (b) use the proceeds of Term Loans only as set forth in the applicable Incremental Term Loan Assumption Agreement.

SECTION 3.14. Tax Returns. Each of Holdings, the U.S. Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all material assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the U.S. Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of Holdings or any Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading as of the time when made or delivered; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and each Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. (a) Each of the U.S. Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, the U.S. Borrower, the Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that subject Holdings, the U.S. Borrower or any of the Subsidiaries, directly or indirectly, to a tax or civil penalty that could reasonably be expected to have a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except for such failure as could not reasonably be expected to result in a Material Adverse Effect. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Holdings or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.17. Insurance. The U.S. Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

ARTICLE IV

Conditions of Lending

SECTION 4.01. All Credit Events. The obligations of the Lenders (including the Swingline Lenders) to make Loans and of the Issuing Bank to issue, amend, extend or renew any Letter of Credit (each such event being called a “Credit Event”) are subject to the satisfaction of the following conditions on the date of each Credit Event:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the applicable Swingline Lender shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) the General Counsel or Assistant General Counsel of the U.S. Borrower, substantially to the effect set forth in Exhibit E-1, (ii) Simpson Thacher & Bartlett LLP, counsel for Holdings and the Borrowers, substantially to the effect set forth in Exhibit E-2, and (iii) each foreign counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit E-3, in each case (A) dated on or shortly prior to the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrowers hereby request such counsel to deliver such opinions.

(b) To the extent requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each Loan Party as of a recent date, from such Secretary of State (or comparable entity); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated on or shortly prior to the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated on or shortly prior to the Closing Date and signed by a Financial Officer of the U.S. Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document upon completion of the filings or other actions referred to therein.

(g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the U.S. Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to Holdings, the U.S. Borrower and the Subsidiary Guarantors in the states of organization of such persons as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h) All amounts due are outstanding under the Existing Credit Agreement shall have been paid in full, or shall be paid in full simultaneously with the initial Borrowing hereunder, the commitments thereunder terminated, and all Guarantees thereof and collateral therefor released and discharged.

ARTICLE V

Affirmative Covenants

Each of Holdings and each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and each Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business; (ii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, including Environmental Laws, whether now in effect or hereafter enacted; and (iii) at all times maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the U.S. Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the U.S. Borrower, furnish to the Administrative Agent (which shall furnish such statements, certificates or other documents received pursuant to this Section 5.04 to each Lender and Issuing Bank):

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the U.S. Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the U.S. Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation and uses of the Available Acquisition Amount and the Available Investment Amount for the fiscal period then ended, and (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.08 and 6.09;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) no later than 60 days after the end of each fiscal year of the U.S. Borrower, a detailed consolidated budget for the then current fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the U.S. Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by Holdings or the U.S. Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(h) promptly, following a request by any Lender, provide all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the U.S. Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which shall furnish such notice to each Lender and Issuing Bank) prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any

Governmental Authority, against Holdings, the U.S. Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the U.S. Borrower and the Subsidiaries in an aggregate amount exceeding $15,000,000; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of Holdings, the U.S. Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Holdings, the U.S. Borrower or any Subsidiary with the officers thereof and independent accountants therefor. Without limiting the foregoing, Holdings and the U.S. Borrower agree to discuss their affairs, finances and condition in conference calls with Lenders at such times and at such intervals (but no more frequently than on a quarterly basis within one week after the date of delivery of financial statements required by Sections 5.04(a) and (b)) as shall be requested in writing by the Administrative Agent or the Required Lenders.

SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes described in Section 3.13.

SECTION 5.08. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The U.S. Borrower will cause any subsequently acquired or organized Significant Domestic Subsidiary (other than an Immaterial Subsidiary or an Investment Subsidiary), or any Domestic Subsidiary that ceases to be an Immaterial Subsidiary or an Investment Subsidiary and qualifies as a Significant Domestic Subsidiary, to become party to the Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent; provided that no such Significant Domestic Subsidiary that is not “100% owned” (as defined in Rule 3-10(h)(i) of Regulation S-X of Securities Act of 1933) shall be required at any time to Guarantee any of the Obligations to the extent that such a Guarantee would, directly or indirectly, result in Holdings or the U.S. Borrower being required to file separate financial statements of each of the Subsidiary Guarantors with the SEC and such separate financial statements are not otherwise being provided to the SEC at such time; provided, further, that the Guarantee of any Obligations by any such Significant Domestic Subsidiary shall be automatically released if such release is necessary to comply with the immediately preceding proviso.

ARTICLE VI

Negative Covenants

Each of Holdings and each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01. Indebtedness. Holdings and the Borrowers will not cause or permit any of the Non-Guarantor Subsidiaries to incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01(a) and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is shortened, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors in respect of such Indebtedness at the time of such refinancing remain the only obligors thereon;

(b) intercompany Indebtedness of the Non-Guarantor Subsidiaries to the extent permitted by Section 6.03(c);

(c) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(d) Melody Permitted Indebtedness and Non-Recourse Indebtedness; and

(e) Non-Guarantor Subsidiaries may incur Indebtedness at any time if, after giving effect thereto, the aggregate principal amount of all Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this paragraph (e) and outstanding at such time does not exceed 5% of Total Assets at such time.

SECTION 6.02. Liens. Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the U.S. Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 6.02(a); provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the U.S. Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other property or assets of the U.S. Borrower or any Subsidiary;

(d) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the U.S. Borrower or any of its Subsidiaries;

(i) Liens arising out of judgments or awards in respect of which Holdings, the U.S. Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $25,000,000 at any time outstanding;

(j) Liens on investments made by Melody in connection with the Melody Loan Arbitrage Facility or the Melody Mortgage Warehousing Facility to secure Indebtedness under the Melody Loan Arbitrage Facility, if such investments were acquired by Melody with the proceeds of such Indebtedness;

(k) Liens on commercial mortgage loans originated and owned by Melody or any Mortgage Banking Subsidiary pursuant to the Melody Mortgage Warehousing Facility;

(l) any Lien existing on any property or asset of any person that exists at the time such person becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any property or assets of the U.S. Borrower or any other Subsidiary;

(m) Liens arising solely by virtue of any statutory, common law or contractual provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or relating to Liens on brokerage accounts;

(n) Liens on the assets or Equity Interests of an Investment Subsidiary to secure Non-Recourse Indebtedness; and

(o) other Liens not permitted by the foregoing; provided that, at the time of the incurrence thereof, neither the obligations secured thereby nor the aggregate fair market value of the assets subject thereto shall exceed 5% of Total Assets at the time (provided further that no Lien may be incurred by a Loan Party pursuant to this paragraph (o) if, at the time thereof and after giving effect thereto, the obligations secured by all such Liens incurred by Loan Parties pursuant to this paragraph (o) or the fair market value of the assets subject thereto would exceed 2.5% of Total Assets at the time).

SECTION 6.03. Investments, Loans and Advances. Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person (other than investments in insurance contracts pursuant to the Deferred Compensation Plan), except:

(a) (i) investments by Holdings, the U.S. Borrower and the Subsidiaries existing on the Closing Date in the Equity Interests of the U.S. Borrower and the Subsidiaries and (ii) additional investments by Holdings, the U.S. Borrower and the Subsidiaries in the Equity Interests of the Loan Parties; provided that, subject to Section 9.19, any such Equity Interests held by Holdings, the U.S. Borrower or any Subsidiary Guarantor shall be pledged pursuant to the Collateral Agreement to the extent required thereby (provided that no Loan Party shall be required to pledge more than 65% of the voting Equity Interests of any Foreign Subsidiary);

(b) Permitted Investments;

(c) loans or advances made by (i) any Loan Party to any other Loan Party or (ii) any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Holdings, the U.S. Borrower and the Subsidiaries may make loans and advances in the ordinary course of business consistent with past practice to their respective employees so long as the aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances, other than write-downs or write-offs for which the total amount of such write-down or write-off is included as a charge in Consolidated EBITDA) does not exceed $50,000,000 in the aggregate outstanding at any time;

(f) the Borrowers and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature;

(g) the U.S. Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or all or substantially all of the Equity Interests of a person that as a result becomes a wholly owned Subsidiary (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the U.S. Borrower or any

Subsidiary; (ii) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the U.S. Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the U.S. Borrower would be in Pro Forma Compliance, as evidenced by a certificate of a Financial Officer of the U.S. Borrower which shall have been prepared in good faith and based on reasonably detailed written assumptions; (C) after giving effect to such acquisition, there must be at least $40,000,000 of unused and available Revolving Credit Commitments; and (D) the aggregate consideration paid in connection with all such acquisitions pursuant to this Section 6.03(g) (including any Indebtedness of the Acquired Entity that is assumed by the U.S. Borrower or any Subsidiary following such acquisition and the amount of any forgivable loan to the Acquired Entity) shall not exceed an amount equal to the sum of (i) $300,000,000 and (ii) the Available Acquisition Amount (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.03(g) being referred to herein as a “Permitted Acquisition”);

(h) investments made by Melody and its subsidiaries in connection with the Melody Loan Arbitrage Facility, the Melody Mortgage Warehousing Facility, the Melody Repo Program or the Melody Reo Program;

(i) investments to the extent consisting of noncash consideration received in connection with a sale of assets permitted by Section 6.04;

(j) investments by Holdings, the U.S. Borrower and the Subsidiaries existing on the Closing Date and listed on Schedule 6.03(j);

(k) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods and services in the ordinary course of business;

(l) investments in, and loans and advances to, the DUS Subsidiary in an aggregate amount (determined without regard to any write-downs or write-offs of such investments, loans and advances) not to exceed $20,000,000 in the aggregate outstanding at any time;

(m) advances made by Melody or on its behalf, or through its servicing joint venture, in its role as “master servicer” with respect to certain collateralized mortgage-backed securities or collateralized debt obligations (“CMBS”), so long as (i) such advances are funded by drawings under the Melody Mortgage Warehousing Facility (as amended for this purpose) or other similar lending facilities established for such purposes and (ii) the repayment of such advances and the practices and protections afforded in connection therewith are consistent with market terms typically applicable to such master servicer advances (including superpriority of payment and/or guarantees applicable to such CMBS); and

(n) in addition to investments permitted by paragraphs (a) through (m) above, additional investments, loans and advances by the U.S. Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (n) on or after the Closing Date (determined without regard to any write-downs or write-offs of such investments, loans and advances, but net of all returns of capital or principal thereon) does not exceed the sum of (i) $200,000,000 and (ii) the Available Investment Amount.

SECTION 6.04. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to,

merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the U.S. Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Subsidiary may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation and no person other than the U.S. Borrower or a wholly owned Subsidiary of any Borrower receives any consideration, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no person other than the U.S. Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (iii) the U.S. Borrower and the Subsidiaries may make Permitted Acquisitions.

(b) Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, engage in any other Asset Sale except:

(i) (A) any such Asset Sale the consideration for which is at least 80% cash, (B) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, and (C) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this clause (i) shall not exceed in any fiscal year 5% of the Total Assets as of the end of the preceding fiscal year; and

(ii) sales by the U.S. Borrower or the Subsidiaries of brokerage offices, or transfers of the assets of brokerage offices and related assets, to joint ventures in the ordinary course of business.

SECTION 6.05. Restricted Payments; Restrictive Agreements. (a) Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, and (ii) the U.S. Borrower may make Restricted Payments to Holdings (x) in an amount not to exceed $1,000,000 in any fiscal year, to the extent necessary to pay actual out-of-pocket general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay Tax liabilities directly attributable to (or arising as a result of) the U.S. Borrower and the Subsidiaries, so long as such Restricted Payments will be used by Holdings for such purposes within 10 Business Days of the receipt thereof or returned to the U.S. Borrower.

(b) Notwithstanding paragraph (a), Holdings may make Restricted Payments in respect of the Common Stock, and the Borrowers may make Restricted Payments to Holdings to fund such Restricted Payments by Holdings, in an aggregate amount not to exceed the sum of (i) $300,000,000 and (ii) the Available Restricted Payment Amount; provided, however, that at the time thereof and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the U.S. Borrower would be in Pro Forma Compliance.

(c) Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the U.S. Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the U.S. Borrower or any other Subsidiary or to Guarantee Indebtedness of the U.S. Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Senior Unsecured Note Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary (other than a Borrower) by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) the foregoing shall not apply to restrictions and conditions existing on the Closing Date and identified on Schedule 6.05(c), (F) the foregoing shall not apply to customary restrictions on or customary conditions to the payment of dividends or other distributions on, or the creation of Liens on, Equity Interests owned by the U.S. Borrower or any Subsidiary in any joint venture or similar enterprise contained in the constitutive documents, including shareholders’ or similar agreements, of such joint venture or enterprise, and (G) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.06. Transactions with Affiliates. Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Holdings, the U.S. Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to Holdings, the U.S. Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.07. Business of Holdings, U.S. Borrower and Subsidiaries. (a) Holdings will not engage in any business activities or have any assets or liabilities other than (i) its ownership of the Equity Interests of the U.S. Borrower, its activities as a holding company, the provision of certain administrative services for its subsidiaries in the ordinary course of business, and liabilities reasonably related thereto, including its liabilities pursuant to the Collateral Agreement, and (ii) its liabilities pursuant to the Senior Unsecured Note Documents; provided, however, that Holdings shall be permitted to guarantee ordinary course obligations of its subsidiaries.

(b) The U.S. Borrower will not, nor will it cause or permit any of the Subsidiaries to, engage at any time in any business or business activity other than the businesses and business activities currently conducted by the U.S. Borrower or any of the Subsidiaries and businesses and business activities ancillary and reasonably related thereto.

SECTION 6.08. Interest Coverage Ratio. Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, to be less than 2.25 to 1.00.

SECTION 6.09. Maximum Leverage Ratio. Holdings and the Borrowers will not, nor will they cause or permit any of the Subsidiaries to, permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 3.75 to 1.00.

SECTION 6.10. Fiscal Year. Holdings and the U.S. Borrower will not change their fiscal year-end to a date other than December 31.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, any Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.07 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, any Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the U.S. Borrower;

(f) (i) Holdings, any Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (y) Indebtedness existing on the Closing Date which by its terms provides for an option by the payee thereof to require repayment prior to the scheduled maturity thereof;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings, any Borrower or a Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Holdings, any Borrower, any Subsidiary or any combination thereof, which judgment is not fully covered by insurance of an independent, third-party insurance company that has been notified of such judgment and has not disputed coverage, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Borrower or any Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from (i) the sale or other disposition of Collateral in a transaction permitted by any Loan Document, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of this Agreement or any other Loan Document or (iii) the failure of the Collateral Agent to maintain possession of certificates representing securities pledged and delivered to it under the Collateral Agreement or to file continuation statements under the Uniform Commercial Code; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the U.S. Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the U.S. Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, any Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the U.S. Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the U.S. Borrower (which shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the U.S. Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to a Borrower or Holdings, to it in care of the U.S. Borrower at CB Richard Ellis Services, Inc., 100 N. Sepulveda Blvd., Suite 1010, El Segundo, CA 90245, Attention of Chief Financial Officer (Fax No. (310) 606-4701); at CB Richard Ellis Services, Inc., 100 N. Sepulveda Blvd., Suite 1010, El Segundo, CA 90245, Attention of General Counsel, Corporate (Fax No. (310) 606-4701; and at CB Richard Ellis Services, Inc., 100 N. Sepulveda Blvd., Suite 1100, El Segundo, CA 90245, Attention of Treasurer (Fax No. (310) 606-5035);

(b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, OMA-2, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or fax number or e-mail address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed)

to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the U.S. Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. Holdings, a Borrower, the Administrative Agent and any Lender may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender which does not result in any increased costs or other additional amounts being paid by a Borrower, (x) the U.S. Borrower and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank (and in the case of a Domestic Revolving Credit Commitment or a Multicurrency Revolving Credit Commitment, the applicable Swingline Lender)) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed); provided, however, that the consent of the U.S. Borrower shall not be required to any such assignment during the continuance of any Event of Default; and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced at the discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of concurrent assignments to persons that, after giving effect thereto, will be Related Funds and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, Domestic Revolving Credit Commitment, Multicurrency Revolving Credit Commitment and U.K. Revolving Credit Commitment, and the outstanding balances of its Term Loans, Domestic Revolving Loans, Multicurrency Revolving Loans and U.K. Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Subsidiary or the performance or observance by Holdings, any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including any tax documentation required therein) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if any, and, if required, the written consent of the U.S. Borrower, a Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the U.S. Borrower, the Issuing Bank and the Swingline Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e), and it shall be the sole responsibility of each assignee to confirm such recordation.

(f) Each Lender may without the consent of any Borrower, a Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and solely to the extent that such participant agrees to comply with the requirements of Section 2.20(f) as though it were a Lender) and (iv) the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participants hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participant has an interest, increasing or extending the Commitments in which such participant has an interest or releasing any Guarantor or all or substantially all of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of a Borrower; provided that, prior to any such disclosure of information designated by a Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the U.S. Borrower, the option to provide to a Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the U.S. Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the U.S. Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, subject to an agreement to preserve the confidentiality of such non-public information.

(j) Neither Holdings nor any Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that S&P, Moody’s, and Thompson’s Bank Watch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the U.S. Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitments to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrowers and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lenders in connection with the syndication of the Credit Facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrowers and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by a Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability to the extent related in any way to any Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lenders, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or such Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Domestic Revolving Credit Exposure, Aggregate Multicurrency Revolving Credit Exposure, Aggregate U.K. Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or Holdings against any of and all the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Loan Documents (to the extent such obligations of Holdings or the Borrowers are then due and payable (by acceleration or otherwise)) held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH

IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or Holdings in any case shall entitle any Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08, or release any Guarantor or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments are included on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or a Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or such Swingline Lender, as the case may be.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter dated May 12, 2006, between the U.S. Borrower and the Administrative Agent, and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. (a) Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (y) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (z) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower or any Subsidiary or any of their respective obligations, (vi) with the consent of the U.S. Borrower, (vii) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (viii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from a Borrower or Holdings and related to a Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by a Borrower or Holdings. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

(b) Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, the tax treatment of the transactions contemplated hereby is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

SECTION 9.17. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18. Additional Borrowers. The U.S. Borrower may designate any wholly owned Subsidiary as a Borrower under any of the Revolving Credit Commitments; provided that the Administrative Agent shall be reasonably satisfied that the applicable Lenders may make loans and other extensions of credit to such person in the applicable currency or currencies in such person’s jurisdiction in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such a wholly owned Subsidiary, Holdings and the U.S. Borrower, such wholly owned Subsidiary shall be a Borrower and a party to this Agreement. A Subsidiary shall cease to be a Borrower hereunder at such time as no Loans, Fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Subsidiary, no Letters of Credit issued for the account of such Subsidiary shall be outstanding and such Subsidiary and the U.S. Borrower shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination; provided that, notwithstanding anything herein to the contrary, no Subsidiary shall cease to be a Borrower solely because it no longer is a wholly owned Subsidiary.

SECTION 9.19. Release of Collateral. (a) Notwithstanding any other provision of this Agreement or any Security Document, all Collateral held under the Security Documents shall be released from the Liens created under the Security Documents, in each case without representation, warranty or recourse of any nature, on a Business Day specified by Holdings (the “Release Date”), upon satisfaction of the following conditions precedent:

(i) Holdings shall have given written notice to the Administrative Agent at least 10 days prior to the Release Date, specifying the proposed Release Date;

(ii) as of the Release Date, Holdings shall have obtained, and for a period of not less than 90 consecutive days, maintained Investment Grade Ratings;

(iii) no Default or Event of Default shall have occurred and be continuing as of the Release Date; and

(iv) on the Release Date, the Collateral Agent shall have received a certificate, dated the Release Date and executed on behalf of Holdings by the President, a Vice President or a Financial Officer of Holdings, confirming the satisfaction of the conditions set forth in clauses (ii) and (iii) above;

provided, however, that if on any date after the Release Date, Investment Grade Ratings cease to be maintained, then, promptly upon the request of the Collateral Agent, the Loan Parties shall re-pledge the Collateral (together with such other assets of the Loan Parties acquired after the Closing Date as would have been required to have been pledged as Collateral on the Closing Date) pursuant to security documents substantially in the form of the Security Documents as in effect on the Closing Date and execute and deliver to the Collateral Agent all such other instruments and documents as the Collateral Agent may reasonably request to effectuate, evidence or confirm such pledge of Collateral.

(b) Subject to the satisfaction of the conditions set forth in paragraph (a) above, on or after the Release Date, the Lenders hereby expressly authorize the Collateral Agent to, and the Collateral Agent hereby agrees to, release the Collateral to Holdings and to execute and deliver to the Loan Parties all such instruments and documents as the Loan Parties may reasonably request to effectuate, evidence or confirm the release of Collateral provided for in this Section 9.19, all at the sole cost and expense of the Loan Parties. Any execution and delivery of documents pursuant to this Section 9.19 shall be without recourse to or warranty by the Collateral Agent.

(c) Without limiting the provisions of Section 9.05, Holdings and the Borrowers shall reimburse the Administrative Agent and the Collateral Agent upon demand for all costs and expenses, including fees, disbursements and other charges of counsel, incurred by any of them in connection with any action contemplated by this Section 9.19.

SECTION 9.20. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and each Borrower, which information includes the name and address of Holdings and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and each Borrower in accordance with the USA PATRIOT Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CB RICHARD ELLIS SERVICES, INC.,

by	/s/ Debera Fan
Name: Debera Fan
Title: Sr. Vice President & Treasurer

CB RICHARD ELLIS GROUP, INC.,

by	/s/ Debera Fan
Name: Debera Fan
Title: Sr. Vice President & Treasurer

CB RICHARD ELLIS LIMITED, a limited company organized under the laws of England and Wales,

by	/s/ M. F. Crgamer
Name: M. F. Crgamer
Title: Director

CB RICHARD ELLIS LIMITED, a corporation organized under the laws of the province of New Brunswick,

by	/s/ Christopher Sanderson
Name: Christopher Sanderson
Title: Executive Vice President

CB RICHARD ELLIS PTY LTD, a company organized under the laws of Australia,

by	/s/ Andrew Janson	/s/ Bernard Baker
	Name: Andrew Janson	Bernard Baker
	Title: Director	Secretary

CB RICHARD ELLIS LIMITED, a company organized under the laws of New Zealand,

by	/s/ Andrew Janson
Name: Andrew Janson
Title: Director

SIGNATURE PAGE TO THE

CB RICHARD ELLIS SERVICES, INC.

CREDIT AGREEMENT

DATED AS OF JUNE 26, 2006

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent, Issuing Bank and Domestic Swingline Lender,

by	/s/ Bill O’Daly		/s/ Franka Mohan
	Name:	Bill O’Daly	Franka Mohan
	Title:	Director	Associate

SIGNATURE PAGE TO THE

CB RICHARD ELLIS SERVICES, INC.

CREDIT AGREEMENT

DATED AS OF JUNE 26, 2006

Bank of America as a Lender,

by	/s/ Allison M. Gauthier
Name: Allison M. Gauthier
Title: SVP

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Bank of China, Los Angeles Branch as a Lender,

by	/s/ Xiao Wang
	Name:	Xiao Wang
	Title:	Branch Manager & Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Bank of Hawaii, as a Lender,

by	/s/ John P. McKenna
	Name:	John P. McKenna
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

CITIBANK, N.A., individually and as N.Z. Swingline Lender,

By	/s/ James M. Buchman
	Name:	James M. Buchman
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

CITY NATIONAL BANK as a Lender,

by	/s/ Brandon L. Feitelson
	Name:	Brandon L. Feitelson, C.F.A.
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Comerica Bank
as a Lender,

by	/s/ Elise M. Walker
	Name:	Elise M. Walker
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
as a Lender,

by	/s/ Christian Jagenberg
	Name:	Christian Jagenberg
	Title:	SVP and Manager

by	/s/ Yangling Joanne Si
	Name:	Yangling Joanne Si
	Title:	AVP

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Fifth Third Bank, as a Lender,

by	/s/ Gary S. Losey
	Name:	Gary S. Losey
	Title:	Relationship Manager

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

First Commercial Bank, New York Agency, as a Lender,

by	/s/ Bruce M. J. Ju
	Name:	Bruce M. J. Ju
	Title:	Vice President & General Manager

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

HSBC Bank USA, National Association, as a Lender,

by	/s/ Andrew Hietala
	Name:	Andrew Hietala
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

LaSalle Bank, N.A., as a Lender,

by	/s/ Irene E. Prekers
	Name:	Irene E. Prekers
	Title:	1st VP

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

People’s Bank, as a Lender,

by	/s/ Francis J. McGinn
	Name:	Francis J. McGinn
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Suntrust Bank, as a Lender,

by	/s/ Robert Bugbee
	Name:	Robert Bugbee
	Title:	Director

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

The Bank of Nova Scotia,
as a Lender,

by	/s/ Ajit Goswami
	Name:	Ajit Goswami
	Title:	Director

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

The International Commercial Bank of China LA Br,
as a Lender,

by	/s/ Michael C.C. Juang
	Name:	Michael C.C. Juang
	Title:	VP & Deputy GM

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

The Norinchukin Bank, New York Branch,
as a Lender,

by	/s/ Masanori Shoji
	Name:	Masanori Shoji
	Title:	General Manager

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

The Northern Trust Company
as a Lender,

by:	/s/ Carol B. Conklin
	Name:	Carol B. Conklin
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

THE ROYAL BANK OF SCOTLAND PLC as a Lender,

by	/s/ Nigel Goddard
	Name:	Nigel Goddard
	Title:	Relationship Director

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

U.S. Bank National Association, as a Lender,

by	/s/ Janet Jordan
	Name:	Janet Jordan
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

UNION BANK OF CALIFORNIA, N.A. as a Lender,

by	/s/ Richard J. Salmon
	Name:	Richard J. Salmon
	Title:	Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

United Overseas Bank Ltd., New York Agency
as a Lender,

by	/s/ George Lim
	Name:	George Lim
	Title:	FVP & General Manager

by	/s/ Mario Sheng
	Name:	Mario Sheng
	Title:	Assistant Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Wachovia Bank, N.A.
as a Lender,

by	/s/ Nina W. Lihn
	Name:	Nina W. Lihn
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CB RICHARD ELLIS SERVICES, INC. CREDIT AGREEMENT DATED AS OF JUNE 26, 2006

Wells Fargo Bank, N.A.,
as a Lender,

by	/s/ Keith W. Endersen
	Name:	Keith W. Endersen
	Title:	Vice President